Exhibit 2.2

OPERATING AGREEMENT
OF
TPG/CALSTRS AUSTIN, LLC

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5.02	Indemnity	20

ARTICLE VI.	DISTRIBUTIONS	20
6.01	Definitions	20
6.02	Distribution of Available Cash and Capital Proceeds	20
6.03	No Reinvestment	20

ARTICLE VII.	BOOKS, RECORDS AND ACCOUNTING	20
7.01	Company Books	20
7.02	Reports	21
7.03	Company Tax Elections: Tax Controversies	21
7.04	Accounting Method and Fiscal Year	21
7.05	Accountants and Lawyers	21
7.06	Banking	22
7.07	Tax Returns	22
7.08	Confidentiality of Information	22

ARTICLE VIII.	RESTRICTIONS ON TRANSFER	23
8.01	Limitations on Transfer	23
8.02	Admission of Substitute Members	24
8.03	Additional Restrictions on Transfer	24
8.04	Regulatory Prohibition	25
8.05	Election; Allocations Between Transferor and Transferee	25
8.06	Partition	25
8.07	Waiver of Withdrawal and Purchase Rights	25

ARTICLE IX.	DISSOLUTION	25
9.01	Events Causing Dissolution of the Company	25
9.02	Winding Up of the Company	26

ARTICLE X.	DEFAULT	27
10.01	Event of Default	27
10.02	Rights Arising From an Event of Default	28
10.03	Determination of Default Price	29
10.04	Closing of Purchase of Non-Defaulting Member's Interest	30
10.05	Review After Closing	31
10.06	Undisclosed Liabilities	31
10.07	Voting Rights Following Buyout Default	32

ARTICLE XI.	FORCED SALE	32
11.01	Initiating Notice	32
11.02	Sale to Non-Initiating Member	33
11.03	No Waiver	36
11.04	Sale of All Projects	36

ARTICLE XII.	REPRESENTATIONS AND WARRANTIES	36
12.01	Operator Representations and Warranties	36

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12.02	Mutual Representations and Warranties	39
12.03	Survival of Representations and Warranties	40

ARTICLE XIII.	INVESTOR MATTERS	40
13.01	Exculpation	40
13.02	Role of CCN	40

ARTICLE XIV.	MISCELLANEOUS	41
14.01	Notices and Approvals	41
14.02	Statutes	43
14.03	Cross-References	43
14.04	Cumulative Remedies	43
14.05	Litigation Without Termination	43
14.06	Successors and Assigns	43
14.07	Amendments	43
14.08	Governing Law	43
14.09	Interpretation	44
14.10	No Obligation to Third Parties	44
14.11	Further Assurances	44
14.12	Merger of Prior Agreements	44
14.13	Enforcement	44
14.14	Time	44
14.15	Severability	44
14.16	No Waiver	45
14.17	Legal Representation	45
14.18	Appendices, Schedules and Exhibits	45
14.19	Provisions Governing Actions for Indemnity	45
14.20	Signer's Warranty	46
14.21	No Offer or Binding Contract	46
14.22	Communications, Contributions and Gifts Policy	46

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Exhibit List
Exhibit A    -    Definitions
Exhibit B    -    Percentage Interests
Exhibit C    -    Income Tax Matters
Exhibit D    -    Capital Contribution Procedures
Exhibit E    -    Reports and Appraisals
Exhibit F    -    Management Committee Provisions
Exhibit G    -    Company Plan Provisions
Exhibit H    -    Manager and TPG Services Fees
Exhibit I    -    [Intentionally Omitted]
Exhibit J    -    [Intentionally Omitted]
Exhibit K    -    Representations and Warranties
Exhibit L    -    Insurance Requirements
Exhibit M-1     -    Projects
Exhibit M-2     -    Ownership Structure

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OPERATING AGREEMENT
OF
TPG/CALSTRS AUSTIN, LLC

THIS OPERATING AGREEMENT OF TPG/CALSTRS AUSTIN, LLC (the “Company”), is dated as of September 17, 2012, and made by and between CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity (“Investor”), and TPG AUSTIN PARTNER, LLC, a Delaware limited liability company (“Operator”). The capitalized terms used in this Agreement, including without limitation any schedules, appendices and exhibits to this Agreement, and not otherwise defined shall have the meanings given to such terms in Exhibit A or Exhibit B.

ARTICLE I.
FORMATION

1.01    Formation. The Company has been formed as a Delaware limited liability company pursuant to the provisions of the Delaware Act. The Company shall be operated in accordance with, and the Members shall be governed by, the terms and conditions of this Agreement. If any term of this Agreement is inconsistent with any term of the Delaware Act that is not mandatory, then this Agreement shall control. In connection with the formation of the Company, the Manager shall cause to be filed with the office of the Delaware Secretary of State a duly executed Certificate of Formation for the Company in accordance with the Delaware Act. The Manager shall also cause to be executed, acknowledged and/or verified such other documents and/or instruments as may be necessary and/or appropriate in order to form the Company under the Delaware Act and/or to continue its existence in accordance with the provisions of the Delaware Act and/or to register, qualify to do business and/or operate its business as a foreign limited liability company in any other state in which the Company conducts business.
1.02    Names and Addresses. The name of the Company is “TPG/CalSTRS Austin, LLC”. The registered office of the Company in the State of Delaware shall be at 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for the Company in the State of Delaware shall be CT Corporation System. For so long as Operator is the Manager, the principal office for the Company shall be maintained at 515 South Flower Street, 6th Floor, Los Angeles, California 90071 or such other location at which Operator maintains an office and thereafter at such other place(s) as the Management Committee may designate from time to time. Copies of any material notices or other matters received by the Company shall be promptly delivered by the Manager to the Members.

1.03    Nature of Business. The principal purposes for which the Company is to exist are (a) to enter into the Purchase Agreement and consummate the direct or indirect acquisition of, and thereafter the ownership, renovation, management, financing, leasing, operation and maintenance of those certain eight (8) office projects located in the City of Austin, Texas which are described on Exhibit M-1 (each a “Project” and collectively the “Projects”); (b) to hold the Projects for investment purposes until their ultimate disposition; and (c) to conduct such other activities with respect to, and otherwise realize and optimize the economic return from, the Projects and any related assets the Company may hereinafter acquire as are appropriate to carrying out the foregoing purposes. A Project may be owned entirely by the Company or may be owned by a partnership or limited liability company in which the Company is a partner or member (each a “Project Partnership”); provided, however, that the Company shall not become a partner or member of a Project Partnership without the prior approval of the Management Committee. When a Project is owned by a Project Partnership, the term “Project” shall include not only the underlying real estate and related assets, but also all of the Company’s right, title and interest in and to the Project Partnership.

1.04    Title Holding Subsidiaries. Title to each Project will be held by a separate, single purpose, limited liability company which is wholly owned by, and whose only member and manager is, directly or indirectly, the Company (each such direct or indirect subsidiary, a “Title Holding Subsidiary”). It shall be the Manager’s duty and responsibility to duly form and maintain each Title Holding Subsidiary and cause each Title Holding Subsidiary to be and remain in good standing in its state of organization and qualified to do business in the State of Texas, to obtain appropriate employer and/or tax identification numbers (to the extent required) for the Title Holding Subsidiary, and the like. The Manager’s and Investor’s duties, responsibilities and authority with respect to each Title Holding Subsidiary shall be identical to Manager’s or Investor’s duties, responsibilities and authority with respect to the Company set forth in this Agreement. Any provision of this Agreement giving the Manager the authority to take any action or refrain from taking any action, or cause the Company to take any action or refrain from taking any action, shall be interpreted to give the Manager the identical authority with respect to the appropriate Title Holding Subsidiary. Any provision of this Agreement imposing any duty or responsibility on the Manager or on Investor, or limiting Manager’s or Investor’s authority, with respect to the Company shall be interpreted to impose the identical duty, responsibility or limitation on Manager or Investor with respect to the applicable Title Holding Subsidiary. Each Title Holding Subsidiary shall be deemed to be an extension of the Company for purposes of determining the rights, duties and obligations of the Members, including without limitation the contribution of capital and the receipt of distributions and allocations under this Agreement. The operating agreement for each Title Holding Subsidiary shall be in a form approved by the Management Committee. The initial ownership structure of the Projects through Title Holding Subsidiaries will be as set forth on the ownership chart attached hereto as Exhibit M-2, and the operating agreement of each such initial Title Holding Subsidiary has been approved by the Management Committee.

1.05    Term of Company. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Delaware Secretary of State and shall continue until December 31, 2032, unless extended by mutual agreement of the Members or otherwise dissolved pursuant to Article IX. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.

1.06    Limited Liability. Except as otherwise required hereunder or pursuant to any non-waivable provision of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and Manager shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company. Notwithstanding anything to the contrary in this Agreement, no third party or any creditor of the Company, shall have any right to require the Manager to make a capital call or to enforce the obligations of the Members to contribute additional capital.

1.07    Broker’s Indemnity. Neither Member has had or will have any contact or dealings regarding this Agreement or the formation of the Company through any investment banker, broker or other person who can or could claim a right to any compensation in connection with this transaction. In the event that any investment banker, broker or other person claims any compensation in connection with this Agreement or the formation of the Company, the Member through whom the investment banker, broker or other person makes its claim shall indemnify, defend and hold harmless the other Member, its Constituents and the Company from and against any and all liability, loss (including without limitation Costs of Litigation) which any of them may suffer or incur by reason of any such claim. The provisions of this Section shall survive the dissolution or other termination of the Company.

1.08    Relationship of Parties.
(a)    Advisor Agreement. TPG LP, an Affiliate of Operator, is also a real estate investment advisor to Investor pursuant to that certain Standard Contract No. 1998-137C dated November 15, 1999, as amended (the “Advisor Agreement”). The Advisor Agreement and this Agreement are two separate and independent agreements. Operator’s duties, responsibilities and liabilities to Investor, and Investor’s rights and remedies, under this Agreement and with respect to the Company (including without limitation Operator’s duties, responsibilities and liabilities in its capacity as the Manager) are separate from and independent of TPG LP’s duties, responsibilities and liabilities to Investor, and Investor’s rights and remedies, under the Advisor Agreement. Nothing contained in this Agreement or in any other document or agreement relating to the Company shall in any way waive, release, diminish or modify any of TPG LP’s duties, responsibilities or liabilities or Investor’s rights or remedies under or pursuant to the Advisor Agreement and nothing contained in the Advisor Agreement shall in any way waive, release, diminish or modify any of Operator’s duties, responsibilities or liabilities or Investor’s rights or remedies under or pursuant to this Agreement. Properties acquired by Investor pursuant to the Advisor Agreement shall be governed exclusively by the Advisor Agreement and the Projects shall be governed exclusively by this Agreement.

(b)    TPG/CalSTRS Agreement. TPG LP, an Affiliate of Operator, and Investor are the sole members of TPG/CalSTRS, LLC pursuant to that certain Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC dated October 13, 2004, as amended (the “TPG/CalSTRS Agreement”). The TPG/CalSTRS Agreement and this Agreement are two separate and independent agreements. Each Member’s duties, responsibilities and liabilities to the other Member and each Member’s rights and remedies, under this Agreement and with respect to the Company (including without limitation Operator’s duties, responsibilities and liabilities in its capacity as the Manager) are separate from and independent of such Member’s or its Affiliate’s duties, responsibilities and liabilities, and rights and remedies, under the TPG/CalSTRS Agreement. Nothing contained in this Agreement or in any other document or agreement relating to the Company shall in any way waive, release, diminish or modify any of TPG LP’s or Investor’s duties, responsibilities or liabilities or rights or remedies under or pursuant to the TPG/CalSTRS Agreement and nothing contained in the TPG/CalSTRS Agreement shall in any way waive, release, diminish or modify any of Operator’s or Investor’s duties, responsibilities or liabilities or rights or remedies under or pursuant to this Agreement. Properties acquired by TPG/CalSTRS, LLC pursuant to the TPG/CalSTRS Agreement shall be governed exclusively by the TPG/CalSTRS Agreement and the Projects shall be governed exclusively by this Agreement. The Company will acquire the Projects from a partnership in which a subsidiary of TPG/CalSTRS, LLC owns the general partner and is a limited partner.

ARTICLE II.
MANAGEMENT

2.01    Management Committee. Except as otherwise expressly provided in this Agreement, (a) all aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company shall be made, by the Members acting through a management committee (the “Management Committee”) composed of four (4) representatives, with two (2) representatives appointed by each Member (each a “Representative” and collectively the “Representatives”) in accordance with the terms and provisions of Exhibit F; (b) the Members, exclusively through the Management Committee, shall have the right, power and authority to take, and to cause the Company to take, any and all actions; and (c) no Member or Manager shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner except through the Management Committee.

2.02 Unanimous Decisions. The Management Committee shall have the right, power and authority to approve and/or cause the Company to undertake any of the actions listed below only if approved by a Unanimous Approval of all Representatives. However, anything contained in this Agreement to the contrary notwithstanding, in all other situations and with respect to all other matters, the Management Committee shall have the right, power and authority to approve and/or cause the Company to undertake any action by the vote of a Simple Majority of the Representatives.

(a)        Other Businesses. Cause the Company to engage in any business not described in Section 1.03.

(b)    Additional Members. Issue any additional interest or interests in the Company or admit any additional Person or Persons as members of the Company.

(c)        Additional Capital Contributions. Except as provided in Section 4.03(b), call for any Additional Contributions to the capital of the Company not in compliance with the Company Plans.

(d)    Holding Period. Extend the Holding Period for any Project.

(e)        Dissolution. Dissolve the Company prior to the expiration of the term of the Company.

(f)        Accounting Methods. Change accounting methods or tax elections for the Company and the selection of the Company accountants.

(g)    Acquisition of New Projects. The acquisition of any real property other than the Projects.

(h)    Affiliate Transactions. Cause the Company to engage in any transaction or other dealings between the Company and any Member (other than such Member in its capacity as a Member of the Company), or any Affiliate of a Member (provided that all such transactions or other dealings shall be conducted on an arm’s length basis), other than a transaction expressly permitted by Section 2.07.

(i)        Legal Counsel. The selection of legal counsel to represent the Company.

(j)        Merger or Consolidation. Cause the Company to be merged or consolidated with or into any other Person or cause a reorganization of the Company.

(k)    Joint Ventures. Except for a Title Holding Subsidiary, cause the Company to become a shareholder, member, partner or other owner or participant in any corporation, limited liability company, partnership or other entity, including without limitation any Project Partnership.
(l)        Dilution. Dilute the Interest of any Member except pursuant to Section 4.06.
(m)    Insurance Consultant. The selection of an insurance consultant pursuant to Section 2.08.

(n)    Financing. Obtaining any new financing, or any material modification to any existing financing, including any increase in the principal amount, interest rate, or the extension of the maturity date of an existing financing.

(o)    Plans and Budgets. Approval of any Annual Business Plan, Annual Budget, Project Business Plan, Project Budget, and/or any supplement or amendment thereto.

(p)    Construction. Commencing any new construction or capital improvement on a Project with respect to an uninsured loss costing in excess of $250,000 not otherwise contained in the then applicable Project Budget.

(q)    Contracts. Entering into any material contract or other agreement relating to goods or services to be provided to a Project that requires an expenditure by the Company that exceeds $1,000,000 in the aggregate.

(r)        Other Consultants. Selecting or changing any environmental consultants, architects or structural engineers, except from those included on a list of such professionals approved by Investor and Manager; provided that such professionals shall be required to comply with any policies or procedures mandated by Investor’s legal office, if Investor so elects.

(s)        Legal Action. Instituting any legal action involving a claim in excess of $500,000; settling any legal action which involves an uninsured expense in excess of $500,000 or confessing a judgment against the Company.

(t)        Bankruptcy. Filing of a voluntary bankruptcy petition or consenting to the filing of an involuntary bankruptcy petition with respect to the Company.

2.03    Manager

(a)        Appointment of Manager. Operator is hereby designated as the “Manager” of the Company. Operator shall serve in such capacity unless and until Operator is removed by the Management Committee in accordance with the provisions of Section 2.04. Following any removal of Operator as the Manager, the Person (who may be, but need not be, a Member of the Company) selected by the Management Committee in accordance with the provisions of Section 2.04 shall serve as the replacement “Manager” of the Company.

(b)    Duty and Responsibility. The Manager shall have the duty, responsibility, power and authority to manage and administer the day-to-day business and affairs of the Company and the Projects in order to implement the Company Plans and the other decisions of the Management Committee. Without the further approval of the Management Committee, the Manager shall have the authority to cause the Company to acquire and sell assets, incur and/or retire debt, enter into agreements, undertake activities and incur costs and expenditures in compliance with, but only in compliance with, the then applicable Company Plans and the other provisions of this Agreement. The Manager shall regularly report to the Management Committee as to the status of and compliance with the Company Plans as well as the other business and affairs of the Company and the Projects. Operator acknowledges that it is a fiduciary under this Agreement, and as a fiduciary Operator shall discharge each of its duties, obligations and liabilities and exercise each of its powers and authority, including without limitation Operator’s duties, obligations, liabilities, powers and authority as Manager, with Due Care.

(c)        Authorized Actions and Expenditures. Except as expressly provided in this Agreement or as authorized or delegated in writing to the Manager by the Management Committee, and except for agreements, obligations, costs and expenditures necessary to implement, and in compliance with, the Company Plans, neither the Manager nor Investor shall commit or bind the Company, cause the Company to incur Company costs or liability, or make any expenditure of Company funds without the prior written approval of the Management Committee. The foregoing to the contrary notwithstanding, Manager may cause the Company to expend funds in excess of the then applicable Annual Budget or the applicable Project Budget (and require Additional Contributions to fund such expenditures if other Company funds are not available therefor) if all of the following conditions are satisfied: (i) such excess expenditure is on account of (1) uncontrollable and non-discretionary costs or expenses such as real estate taxes, insurance premiums, utility changes and emergency repairs or (2) Approved Environmental Costs; and (ii) the expenditure does not result in the then applicable Annual Budget or the applicable Project Budget being exceeded, in the aggregate with all other excess expenditures, by more than five percent (5%).

(d)    Indemnification by Manager. The Manager shall indemnify, defend and hold harmless the Company, the Member(s) and their Constituents (including without limitation the Representative(s)) to the full extent permitted by Law from and against any and all liabilities, losses, claims, costs, damages and expenses (including without limitation Costs of Litigation)

arising from, or in connection with, any act or failure to act by the Manager which is a failure to exercise Due Care or is otherwise a Material Breach.

(e)        No Substitute Performance. Subject to Transfers permitted under the provisions of Section 8.01, the Members agree that (i) Operator’s role as Manager of the Company and the performance of such role in accordance with this Agreement is personal in nature; (ii) Investor is relying on the reputation of Operator and its personnel for knowledge, expertise, capabilities, reliability and integrity; and (iii) Investor is excused from accepting the performance as Manager of any Person other than Operator or a Permitted Transferee. The Members agree that the provisions of this Agreement relating to Operator’s responsibility as Manager and Operator’s compensation for such activities constitute a nonassignable contract under Section 365(c) of the United States Bankruptcy Code or any similar Law. Any purported assignment in violation of this Section shall be null and void. Further, in the event Operator is a debtor under the United States Bankruptcy Code or any similar Law and this Agreement has not been terminated, the Members agree that (iv) adequate protection of Investor’s interest in this Agreement requires that Operator timely comply with all of the terms of this Agreement; (v) the occurrence of a Buyout Default by the Operator cannot be cured under Section 365(b) of the United States Bankruptcy Code or any similar Law; and (vi) upon the occurrence of a Buyout Default by the Operator, Investor shall be entitled to exercise its rights under Article X of this Agreement and, if required, the Operator consents to relief from the automatic stay of Section 362 of the United States Bankruptcy Code or any similar Law to permit such exercise.

(f)        Reliance by Third Parties. The provisions of this Agreement govern the rights, duties, obligations, liabilities and remedies between the Investor, Operator and Manager and nothing contained in this Section 2.03(f) shall in any way waive, release or otherwise affect any of the rights, duties, obligations, liabilities or remedies of the Investor, Operator or Manager with respect to each other or the Company or in any way, as between the Investor, Operator and Manager, authorize any action or undertaking by the Manager, on behalf of the Company, any Title Holding Subsidiary or otherwise. Nevertheless, any third party not affiliated with the Manager may rely on the Manager’s execution of any document (in its capacity as manager of a Title Holding Subsidiary and/or as Manager of the Company, as the case may be) as conclusive evidence, as to such third party, that the execution and delivery of such document has been duly authorized by all requisite action on the part of the Company (without the requirement for any further evidence of authority to any such third party) and that such document constitutes the legally binding obligation of the Company or the applicable Title Holding Subsidiary (as the case may be).

2.04    Removal of the Manager.

(a)        Removal. The Investor shall have the right to remove Operator as the Manager of the Company by delivering written notice (“Removal Notice”) thereof only following the delivery by Investor of a Buyout Notice to Operator pursuant to Section 10.02. If Operator is removed as the Manager of the Company, then, without limiting its rights to receive payments under this Agreement, Operator shall have no further rights or obligations as Manager under this Agreement, including without limitation under Section 2.03, and all further decisions or actions otherwise delegated to the Manager shall be taken by the Operator only with the prior approval of the Management Committee.

(b)    Generally. Any removal of Operator as Manager shall be effective upon the Effective Date of the Removal Notice (or such later time as may be provided in the Removal Notice). The costs of implementing a change of management pursuant to this Section (including without limitation the attorneys’ fees and costs incurred by Investor and any replacement Manager) shall be paid by Operator. Any such removal shall not constitute a release or waiver of any other right or remedy the Company or the Investor may have on account of any Event of Default giving rise to such removal.

(c)        Power of Attorney. Operator hereby grants to the Investor its irrevocable power of attorney, coupled with an interest, to be exercised only when the removal of Operator as Manager is expressly authorized and being implemented pursuant to this Agreement, to take such acts and to execute such instruments as are necessary or appropriate to effectuate a prompt and smooth transition of the management of the Company from Operator to the replacement Manager.

2.05    Reimbursement and Compensation.

(a)        Fees Generally. Except as otherwise expressly provided in this Agreement or then applicable Annual Budget, no Representative, Member or any Constituent thereof shall receive any compensation for services rendered to or in connection with the Company or any Project or be reimbursed for general administrative or overhead expenses. Unless otherwise expressly approved by the Management Committee, an Officer appointed pursuant to Section 1.11 of Exhibit F shall not be entitled to any compensation for any services rendered in such capacity.

(b)    Organization Costs. Each Member shall pay its own costs and expenses (including without limitation legal fees and, if applicable, the fees of the Special Consultant) incurred by such Member in connection with the formation of the Company and the negotiation and documentation of this Agreement and any of the TPG Services Agreements. However, each Member shall be reimbursed for any reasonable out-of-pocket costs and expenses actually incurred in connection with the business and affairs of the Company to the extent provided for in the applicable Project Budget or then applicable Annual Budget.

(c)        Manager and TPG Services Fees. In consideration for its services as Manager hereunder, the Manager shall receive the fees payable to Manager set forth on Exhibit H, subject to amendment as provided in this Section. Any such fees payable to Manager or any Affiliate of Manager on account of such services are referred to herein as the “Manager Fees”. In addition, during the Holding Period for each Project, the Company and TPG Services are entering into a property management agreement (the “Property Management Agreement”) and a leasing services agreement (the “Leasing Agreement”), which may be contained in one or more agreements for each Project, providing for fees payable thereunder to TPG Services as set forth on Exhibit H, subject to amendment as provided in this Section, and otherwise each in form and content approved by the Management Committee. The Management Committee hereby approves the existing Property Management and Leasing Agreement for each Project in place between TPG-FP Services, LP and each of the existing owners of the Projects, which agreements shall be amended to (i) be assigned to TPG Services, (i) provide for fees payable thereunder to TPG Services as set forth on Exhibit H, subject to amendment as provided in this Section, (ii) for each Suburban Project, expire upon expiration of the Holding Period, or monthly renewal thereafter until a later disposition of such Suburban Project, subject to earlier termination for cause (as defined therein) or upon an earlier disposition of such Suburban Project, and (iii) for each CBD Project, expire on the third (3rd) anniversary of the date of this Agreement, subject to earlier termination for cause (as defined therein) or upon an earlier disposition of such CBD Project. Each Property Management Agreement and Leasing Agreement, together with any and all other agreements now or hereafter entered into between the Company and TPG Services are hereinafter individually and collectively referred to as the “TPG Services Agreements.” All fees, costs and expenses payable to TPG Services under the TPG Services Agreements are referred to herein as the “TPG Services Fees.” Notwithstanding anything to the contrary set forth herein, at all times the Management Committee shall have the authority to periodically review the Manager Fees, the TPG Services Fees and all other terms and conditions of the TPG Services Agreements (other than the expiration dates, which shall not be earlier than the expiration dates set forth above) to determine whether the existing Manager Fees, TPG Services Fees and terms and conditions of the TPG Services Agreements are consistent with current market conditions in the Austin, Texas office market for similar owner/operators. If, in connection with any such review, the Management Committee determines that amendments to the Manager Fees, the TPG Services Fees and/or the TPG Services Agreements are necessary to conform with such current market conditions, the Manager and TPG Services shall enter into such amendments upon request of the Management Committee. Any proposed determination of the Management Committee regarding an amendment to the Manager Fees, the TPG Services Fees and/or the TPG Services Agreements on which a equal number of Representatives vote in favor of, and in opposition to, such proposed determination shall be deemed to be a Management Committee Deadlock.

(d)        Arranged Financing. If Investor, any of its Affiliates, or any of its advisors or consultants (other than Operator or any of its Affiliates) is responsible for providing any financing or refinancing for the Company or any Project, the Investor shall be paid a market rate commitment and/or loan fee by the Company. Likewise, if Operator or any of its Affiliates is responsible for providing any financing or refinancing for the Company or any Project, the Operator shall be paid a market rate commitment and/or loan fee by the Company. In addition, in the event the Investor or Operator provides any credit enhancement, including but not limited to any guaranty, indemnity, letter of credit, pledge, commitment or other arrangement, that enables the Company or any Project to obtain any financing or other extension of credit on terms more favorable than would otherwise be available, the Investor or Operator, as the case may be, shall be paid a market rate credit enhancement fee by the Company.

2.06    Employees and Consultants

(a)    No Employees. The Company shall not have employees. The Manager shall be solely responsible for all wages, benefits, insurance, payroll taxes and compliance with all applicable Laws with respect to any of its employees. The Manager shall, at any time and from time to time during the term of the Company, provide such information as the Investor shall reasonably request regarding the employees of the Manager who work on Company matters.

(b)    Special Consultants. Either Operator or Investor may, at its election, engage or cause the Company to engage the services of one or more Special Consultants to assist and to advise the Company and/or Operator or Investor in connection with the Company’s business and affairs and/or Operator’s or Investor’s rights and duties with respect to the Company. Whether engaged by Operator or Investor or directly by the Company, the ongoing fees and expenses of the Special Consultants shall be Company expenses and shall be paid directly by the Company or reimbursed to Operator or Investor, as the case may be, by the Company if paid by Operator or Investor.

(c)    Attorneys. Either Member may, at its election, engage the services of legal counsel to assist and advise such Member in connection with the formation of the Company as well as the ongoing business and affairs of the Company and such Member’s rights, remedies and duties with respect to Company matters. If so requested, as an accommodation to such Member, the Company will pay the fees and expenses of such Member’s counsel on behalf of such Member directly to such Member’s counsel. Any such fees and expenses of such Member’s counsel paid by the Company that would not be reimbursable to such Member if paid directly by such Member pursuant to Section 2.05(b) shall be (i) deducted from amounts which would otherwise be distributed to such Member pursuant to this Agreement; and (ii) deemed to have been distributed by the Company to such Member for all purposes of this Agreement. However, notwithstanding such payment arrangement, (1) such counsel shall be deemed to represent only such Member; (2) such counsel shall not be deemed to represent or have any duties to the Company, the other Member or any other Person; and (3) no attorney/client or other relationship will exist between such counsel and the Company, the other Member or any other Person.

2.07    Contracts with Affiliates

(a)    Generally. If the Company uses the personnel or resources of the Manager or an Affiliate of the Manager, or otherwise contracts directly or indirectly with the Manager or an Affiliate of the Manager, including without limitation TPG Services, for services or materials, such contracting, the making of any payment with respect thereto, and the making of any amendment, modification, waiver, termination, extension, rescission and/or assignment thereof, shall be subject to the Management Committee’s approval, among other things, that (i) the payment or compensation therefor is at competitive arm’s-length rates; (ii) such personnel are experienced and competent in the provision of the services for which they have been hired by the Company; (iii) such materials are comparable in quality, type, size, and specifications as would be obtained in a competitive arm’s-length transaction; (iv) such contract is terminable by the Company without cause at any time Operator, for any reason, ceases to be the “Manager”; and (v) the terms of the contract are comparable to those that would be obtained in a competitive arm’s-length transaction. Whether or not such action is permitted under this Agreement, the applicable Project Plan or then applicable Annual Plan, the Investor acting alone shall have the right on behalf of the Company to send any notice of default or termination, to institute or settle legal proceedings and/or to take such other action as may be necessary or appropriate to enforce the rights and protect the interests of the Company pursuant to any agreement now or hereafter entered into between the Company and the Manager or an Affiliate of the Manager or with respect to any other rights or remedies of the Company running against or in connection with the Manager or Affiliate of the Manager, including without limitation TPG Services.

(b)    Manager Affiliates. Subject to Management Committee approval, the Manager may enter into contracts with one or more Affiliates of the Manager to perform some or all of the activities and services that are the Manager’s duty and responsibility under this Agreement, and the Manager may assign all or any portion of any Manager Fees payable to the Manager to any Affiliate of the Manager in connection therewith. To the extent any Affiliate of the Manager performs any activities or services for the Company stated in this Agreement (or in any agreement between the Manager and the Company) to be the duty or responsibility of, or as activities or services being provided by, the Manager, such shall be at no additional cost or expense to the Company (other than the Manager Fees) and no such contracting, subcontracting or delegation by the Manager shall relieve the Manager of the ultimate duty, responsibility and liability for the performance of the Manager’s duties and responsibilities under this Agreement.

(c)        Limitation on Authority. Notwithstanding anything to the contrary contained in this Agreement or in any contract between the Company and any third party, including without limitation any contract between the Company and any Affiliate of the Manager, the Manager may exercise any right or authority reserved to the Company under such contracts only to the extent, and subject to the limitations, that such right or authority is expressly delegated to the Manager under this Agreement.

2.08    Insurance. Manager shall purchase and maintain, or cause to be purchased and maintained, on behalf and at the expense of the Company, policies of insurance (1) for the Company’s operations, (2) for the protection of the Company’s assets, and (3) as may be reasonably required to comply with third-party requirements. The initial insurance coverages to be maintained by the Manager are set forth on Exhibit L. Annually, in connection with the preparation and approval of the Annual Plan for the ensuing fiscal year, the Manager shall review and recommend any appropriate revisions to the insurance coverages set forth on Exhibit L. The Manager may also engage, at the Company’s expense, an insurance consultant approved by the Management Committee to review and recommend any appropriate revisions to such coverages. Upon reviewing such recommendations, the Management Committee shall review and approve any revisions to said Exhibit L which the Management Committee deems necessary or appropriate.

2.09    Liability and Indemnity.

(a)        Limitation on Liability. Except as expressly provided to the contrary in this Agreement, none of the Members, the Representatives, or the Constituents thereof shall be liable, responsible, or accountable, in damages or otherwise, to the Company or any Member for any good faith business judgment if such Member, Representative or Constituent exercised Due Care and did not cause or engage in an Event of Default.

(b)    Indemnity. The Company shall indemnify, defend and hold harmless each Member, Representative and Constituent thereof to the greatest extent permitted by law against any and all liabilities, losses, claims, costs, damages and expenses (including without limitation Costs of Litigation) as a result of any claim or legal proceeding by any Person (including by or through the Company and/or any Member) relating to any good faith business judgment if such indemnitee acted with Due Care and did not cause or engage in an Event of Default.

(c)        Costs of Defense. From time to time, as requested by an indemnitee, Costs of Litigation will, if reasonably approved by the Management Committee (taking into account, among other things, the availability of security for any repayment obligation on the part of the indemnitee and the likelihood that such repayment will be necessary), be advanced by the Company prior to the final disposition of such claims, actions or proceedings upon receipt by the Company of an undertaking by or on behalf of such indemnitee, reasonably satisfactory to the Management Committee, to repay such amounts if it shall be determined that such indemnitee is not entitled to be indemnified hereunder.

(d)    Funding of Indemnity. Any indemnification provided hereunder shall be satisfied first out of assets of the Company as an expense of the Company. In the event the assets of the Company are insufficient to satisfy the Company’s indemnification obligations, the Members shall make Additional Contributions pursuant to Section 4.03(b) to satisfy all or any portion of the indemnification obligations of the Company pursuant to this Section. To the extent a Member fails to contribute Additional Contributions as required by this Section, such shall constitute a Material Breach by such Member and, without waiving or releasing any other right or remedy on account of such Material Breach, the Non-Defaulting Member may, but shall not be required to, advance the Defaulting Member’s share of such Additional Contributions on the Defaulting Member’s behalf. Should the Non-Defaulting Member so advance any funds on the Defaulting Member’s behalf at any time, the amount so advanced shall be deemed a Shortfall Amount and the Non-Defaulting Member shall have the rights and remedies with respect thereto set forth in Section 4.06.

(e)        Survival. The provisions of this Section shall survive the termination of this Agreement, the dissolution of the Company and any cancellation of the Company’s Certificate of Formation.

ARTICLE III.
BUSINESS PLAN

3.01    Annual Plan. The Company shall have an Annual Business Plan and an Annual Budget, as hereinafter provided. Together, the Annual Business Plan and the Annual Budget shall be referred to as the “Annual Plan”.

(a)        Annual Business Plan and Budget. On or before forty-five (45) days prior to the commencement of each fiscal year of the Company, the Manager shall prepare and submit to the Management Committee for its review and approval for the Company for the ensuing fiscal year, (i) an annual business plan (as from time to time amended in compliance with this Agreement, the “Annual Business Plan”); and (ii) an annual budget (as from time to time amended in compliance with this Agreement, the “Annual Budget”), each in compliance with Exhibit G. Prior to January 1, 2013, the Company will operate under the existing Annual Business Plan and Annual Budget being used by TPG-Austin Portfolio Syndication Partners, LP, which has been approved by the Management Committee. Upon request of the Management Committee, or as otherwise deemed appropriate by the Manager, the Manager shall prepare and submit to the Management Committee for its review and approval supplements and/or amendments to the Annual Plan. The Annual Plan may be supplemented and amended from time to time only by the Management Committee. Anything contained in this Agreement, any

Annual Plan or any amendment to an Annual Plan to the contrary notwithstanding, in the event of any inconsistency or conflict between the Annual Plan or any amendment thereto and this Agreement, the provisions of this Agreement shall control unless such inconsistency or conflict was expressly identified in such Annual Plan or amendment as being inconsistent or in conflict with this Agreement and such Annual Plan or amendment nevertheless received the approval of the Management Committee, in which case the provisions of the Annual Plan shall control.

(b)    Failure to Adopt. Unless and until the Management Committee adopts a new Annual Plan for an ensuing fiscal year of the Company, the then most recent Annual Plan adopted by the Management Committee shall continue as the Annual Plan for such ensuing fiscal year; provided, however, that such existing Annual Plan will automatically be adjusted for such ensuing fiscal year to (i) properly account for changes in non-discretionary expenditures such as real estate taxes, insurance premiums, utility charges and emergency repair costs; (ii) limit capital expenditures to only such capital expenditures which are already provided for in such existing Annual Plan or in a previously existing Project Plan but which have not yet been expended; and (iii) exclude any and all provisions for Additional Contributions (other than as expressly provided in the prior two (2) clauses).

3.02    Project Plans. The Annual Plan will include for each Project a Project Business Plan and a Project Budget, as hereinafter provided, for each Project. Together, the Project Business Plan and the Project Budget for a Project shall be referred to as the “Project Plan” for that Project. As part of the initial Annual Plan, the Manager shall prepare and submit to the Management Committee (i) a business plan for each Project (as from time to time amended in compliance with this Agreement, the “Project Business Plan”); and (ii) a budget for each Project (as from time to time amended in compliance with this Agreement, the “Project Budget”), each in compliance with Exhibit G. Prior to January 1, 2013, the Company will operate under the existing Project Business Plan and Project Budget for each Project being used by TPG-Austin Portfolio Syndication Partners, LP, which has been approved by the Management Committee (which provide, or shall be amended to provide, that each Suburban Project will be listed for sale as soon as possible with the goal of consummating the sale of each Suburban Project during the Holding Period for the Suburban Projects). Upon request of the Management Committee, or as otherwise deemed appropriate by the Manager, the Manager shall prepare and submit to the Management Committee for its review and approval supplements and/or amendments to each Project Plan. The Project Plan for each Project may be supplemented and amended from time to time only by the Management Committee. Anything contained in this Agreement, any Project Plan or any amendment to a Project Plan to the contrary notwithstanding, in the event of any inconsistency or conflict between any Project Plan or any amendment thereto and this Agreement, the provisions of this Agreement shall control unless such inconsistency or conflict was expressly identified in such Project Plan or amendment as being inconsistent or in conflict with this Agreement and such Project Plan or amendment nevertheless received the approval of the Management Committee, in which case the provisions of the Project Plan shall control.

3.03    Holding Period. As to each Project, the Manager shall present to the Management Committee strategies for the sale or other disposition of that Project prior to the expiration of the Holding Period for that Project. Unless otherwise determined by the Management Committee, the Manager shall exert diligent efforts to cause each Project to be sold, transferred or otherwise disposed of, and the proceeds of such sale, transfer or other disposition (including without limitation the full cash payment of any promissory note or other deferred payment obligation) to be collected, on or before the expiration of the Holding Period for that Project. In the event that, notwithstanding such diligent efforts of Manager, a Project has not been so disposed of by the expiration of the Holding Period for that Project, the Management Committee will reevaluate the pricing and strategy for such disposition in order to expedite the disposition of such Project.

3.04    Competing Projects and Investments.

(a)    Investor. Operator acknowledges that Investor and Affiliates of Investor are engaged in the investment business and have in the past and intend in the future to invest in, finance and/or otherwise participate in real estate development, real estate investment, other real estate-related businesses and other businesses and/or ventures for their own account and with others. Nothing in this Agreement shall be deemed to restrict in any way the present or future business or investment activities in which Investor or any Investor Affiliate may engage, whether or not such other businesses or investments may be in competition with the Company. Neither the Company nor Operator shall have any right by virtue of this Agreement or the relationship created hereby in or to any activities of Investor or any Investor Affiliate (or the income or proceeds derived therefrom).

(b)    Operator. Operator shall, and shall cause the Key Individuals to, devote such time, effort and managerial resources to the Company and the Projects as are necessary and appropriate for the timely, efficient and effective performance of Operator’s duties and obligations under this Agreement (including without limitation Operator’s duties and obligations as Manager).

(c)    Operator Affiliates. Except for or in connection with (i) the ownership by an Affiliate of Operator of the project commonly known as Four Points Center located in suburban Austin; (ii) the property management and leasing services provided by TPG-FP Services, LP or TPG LP to the owners of the two projects commonly known as 816 Congress Avenue and Austin Center located in the central business district of Austin (the “Competing Properties”); (iii) investments intended for personal use and enjoyment by Key Individuals and their relatives, (iv) investments anticipated at the time of acquisition to involve a total capital investment, direct and indirect, debt and equity from all investors and lenders, of less than $10,000,000 in the aggregate, and (v) Projects purchased by Operator as the Non-Initiating Member pursuant to Section 11.02, Operator shall not, and Operator agrees to cause its Affiliates to not, during the term of the Company, invest in, finance, provide management or leasing services and/or otherwise participate in, outside the Company, for their own account, advise or assist another client with respect to, any office project located in the Austin, Texas metropolitan area. In the event that Operator or its Affiliates are simultaneously pursuing a prospective tenant to lease space in any Project and in any Competing Project, Operator shall keep Investor fully informed of the lease terms being offered to such prospective tenant at both locations to the extent possible.

3.05    Environmental Matters.

(a)        Remediation. If, in connection with the renovation of any Project, any Environmental Remediation will need to be undertaken, the Manager shall coordinate, control and supervise the Environmental Remediation program on behalf of the Company, provided, however, that all contracts, agreements and payments thereunder shall be in the name of and made by the Manager or an Affiliate of the Manager (and not the Company or any Title Holding Subsidiary) and the Manager or an Affiliate of the Manager (and not the Company or any Title Holding Subsidiary) shall have its name on all environmental manifests.

(b)        Consultants. In connection with any phase I, phase II or other environmental investigation or analysis, and in connection with any Environmental Remediation, Manager shall contract only with an environmental consultant or contractor on a list approved by the Management Committee. The Management Committee may add or delete consultants and contractors to or from such approved list in its sole discretion.

3.06    Prohibited Transactions. Manager recognizes Investor’s need to avoid engaging in any prohibited transaction. Accordingly, Manager will structure all transactions by the Company to avoid a prohibited transaction for Investor. As used herein, “prohibited transaction for Investor” shall mean any transaction involving the Company or a Subsidiary where the other party or parties to the transaction are not able to make the representation set forth in Section 12.01(a)(i) with respect to themselves and such transaction.

3.07    Unrelated Business Taxable Income. Investor is an integral part of the State of California performing an essential governmental function and therefore exempt from taxation. Manager recognizes Investor’s desire, where feasible, to nevertheless structure transactions to avoid or minimize the receipt of income that would be subject to the unrelated business income tax if received by a Person subject to that tax. Accordingly, Manager will use Due Care to avoid the receipt of income that would be subject to the unrelated business income tax, except for such unrelated business taxable income that would result solely from the failure to comply with the provisions contained in Section 514(c)(9)(E)(i) of the Code. If, after the Manager has disclosed in writing to the Management Committee the nature and extent of the potential unrelated business taxable income that may be generated by a Project, the Management Committee nevertheless expressly elects to proceed with such Project, and provided the Manager uses Due Care to limit such unrelated business taxable income to the extent so disclosed to the Management Committee, then Manager will not be liable in any respect to Investor or the Company for entering into a transaction that gives rise to income that would be subject to the unrelated business income tax if received by a Person subject to that tax.

ARTICLE IV.
CAPITAL CONTRIBUTIONS

4.01    Capital Commitment. Anything contained herein to the contrary notwithstanding, under no circumstances will Investor or Operator be obligated to make capital contributions (Initial Contributions, Additional Contributions or otherwise) to the Company, except in accordance with this Article.

4.02    Initial Contributions of the Members. Promptly following the execution and delivery of this Agreement, each Member shall make a Capital Contribution to the Company in the amount of such Member’s Percentage Interest of (i) the total organization costs of the Company, (ii) the purchase price and other transaction costs payable by the Company pursuant to the Purchase Agreement, and (iii) initial working capital of the Company as approved by the Management Committee, which the Members anticipate will be in the approximate amount of One Hundred Ten Million Dollars ($110,000,000) in the aggregate from each Member. The Company shall enter into the Purchase Agreement and consummate the transactions as the purchaser under the Purchase Agreement. The initial Capital Contributions made pursuant to this Section shall be used first, to reimburse the Members for the organizational costs and expenses reasonably and actually incurred by each pursuant to Section 2.05(b) (to be split equally by the Members), and to pay the purchase price and other transaction costs payable by the Company under the Purchase Agreement, and the balance to establish an initial working capital reserve for the Company. Any contribution made to the capital of the Company pursuant to this Section is referred to as an “Initial Contribution”. The Initial Contribution by each Member made pursuant to this Section shall be credited to the Book Capital Account of such Member as of the date such Initial Contribution is made by Investor.

4.03    Additional Contributions. Any and all contributions made to the capital of the Company pursuant to this Section shall be referred to as “Additional Contributions” and shall be credited to the Book Capital Account of the contributing Member as and when such contribution is made.

(a)    Generally. From time to time, the Manager may require the Members to make Additional Contributions in compliance with this Section and the other requirements set forth in Exhibit D (but excluding capital needed to fund the Company’s indemnification obligations pursuant to Section 2.09(d)) by submitting a Contribution Request pursuant to said Exhibit D. Only Additional Contributions in compliance with the Company Plans approved by the Management Committee (after giving effect to all Initial Contributions and all prior Additional Contributions) will be required, up to the maximum aggregate amount of Thirty Million Dollars ($30,000,000) of Additional Contributions from both Members. The Additional Contributions will be provided by the Members in proportion to their respective Percentage Interests.

(b)    Indemnity. If needed to fund the Company’s indemnification obligations pursuant to Section 2.09(d), Investor and Operator shall be obligated to make Additional Contributions to the Company.

4.04    Cost Overruns. Manager shall not be liable for any cost overruns unless caused by a lack of Due Care or a Material Breach on the part of the Operator or any Operator Affiliate, in which case such cost overruns shall be funded as an expense of the Operator outside the Company and accordingly shall not be treated as a capital contribution or a loan to the Members or the Company and shall not entitle the Operator to any interest on or refund of any amounts so advanced or to any other rights or remedies against the Company or any Member. To the extent the Operator fails to advance any cost overrun as required by this Agreement, the Investor may, but shall not be required to, do so on the Operator’s behalf. Should the Investor so advance any cost overrun on Operator’s behalf at any time, the amount so advanced shall be deemed a Shortfall Amount and the Investor shall have the rights with respect thereto set forth in Section 4.06.

4.05    [Intentionally Omitted].

4.06    Remedies For Failure to Contribute Capital.

(a)    Remedies. If any Member (the “Non-Contributing Member”) fails timely to make all or any portion of any Additional Contribution or such other amount such Member is required to contribute pursuant to any provision of this Agreement (the “Shortfall Amount”) and such failure continues for ten (10) business days following the Effective Date of notice thereof from the other Member, then such other Member (the “Contributing Member”), in addition to any and all other remedies available to the Contributing Member under this Agreement or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the Shortfall Amount), shall have the right, but not the obligation, at any time thereafter (provided such Contributing Member has contributed the corresponding Additional Capital required of it), in its sole discretion, to implement any of the following remedies:

(i)    Cause the Company to refund to the Contributing Member that portion of the corresponding Additional Contribution actually made by the Contributing Member that is in proportion to the Shortfall Amount (the “Refund Amount”). For example, if, at a time the Members were obligated to contribute capital in the ratio of 50% by the Contributing Member and 50% by the Non-Contributing Member, the Non-Contributing Member failed to contribute capital resulting in a Shortfall Amount of $50,000, the Contributing Member would be entitled to withdraw from capital a Refund Amount equal to $50,000.

(ii)    Fund the Shortfall Amount to the Company, not withdraw the Refund Amount, and treat the Shortfall Amount so funded as an Additional Contribution to the Company by the Contributing Member. In such event, the Percentage Interest of the Non-Contributing Member shall be immediately reduced, and the Percentage Interest of the Contributing Member shall be immediately increased, by the number of percentage points (the “Adjustment Amount”) equal to the product of (x) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the total equity value of the Company based on the Appraised Value of the Projects times (y) one hundred fifty percent (150%). By way of example only, if the Non-Contributing Member fails to contribute capital in a Shortfall Amount equal to $10,000 and its total contributed capital at the time is $5,000,000, then the Non-Contributing Member’s Percentage Interest would be decreased, and the Contributing Member’s Percentage Interest would be increased, by 0.30 percentage points (calculated in the following manner: (($10,000÷$5,000,000) x 1.5 = 0.30 percentage points). In addition, in such event, the Book Capital Account of the Non-Contributing Member shall be immediately reduced, and the Book Capital Account of the Contributing Member shall be immediately increased, so that the ratio of the Member’s Book Capital Accounts is equal to the ratio of the Member’s respective Percentage Interests after adjustment pursuant to this Section.

(iii)    Fund the Shortfall Amount to the Company, not withdraw the Refund Amount, and treat the Shortfall Amount so funded as a loan to the Non-Contributing Member from the Contributing Member (a “Member Loan”) and additional Capital Contribution to the Company by the Non-Contributing Member. Each Member Loan shall bear interest at the rate of ten percent (10%) per annum, compounded monthly. In such event, all amounts that would otherwise have been distributed or paid by the Company to the Non-Contributing Member or any Affiliate of the Non-Contributing Member (including without limitation amounts distributable or payable upon the dissolution of the Company) (“Member Loan Payments”) will, for all purposes of this Agreement, be deemed and accounted for as if distributed or paid to the Non-Contributing Member or Affiliate, but will in fact be paid directly to the Contributing Member by the Company on account of such Member Loan, with Member Loan Payments being first applied to interest accrued on such Member Loan and then to reduce the principal amount of such Member Loan. In the event there are more than one (1) outstanding Member Loan, then each such Member Loan Payment shall be applied thereto in proportion to the amounts outstanding under all such Member Loans. If not sooner repaid, all principal and interest on Member Loans shall become immediately due and payable upon the sale, transfer or other disposition of all or substantially all of the assets of the Company or any other dissolution of the Company from the proceeds, if any, of such disposition or dissolution or on the Transfer of the Interest of the Non-Contributing Member. The Non-Contributing Member shall execute, acknowledge, deliver, any documents, instruments and agreements reasonably necessary to evidence such Member Loan and to direct such Member Loan Payments to the Contributing Member.

(b)    Remedies Not Exclusive. It is expressly agreed by the Members that the rights and remedies of any Member on account of the failure of any other Member to make Additional Contributions set forth in this Section are cumulative, and not exclusive, of any other right or remedy, and that the funding of the Shortfall Amount by the Contributing Member shall not be or be deemed to be a cure or waiver of the breach or default of the Non-Contributing Member. The foregoing provisions of this Section to the contrary notwithstanding, unless the Contributing Member shall have given written notice to the Non-Contributing Member within sixty (60) days after the funding of a Shortfall Amount of the Contributing Member’s intention to exercise any other right or remedy in addition to the funding of such Shortfall Amount, the funding of such Shortfall Amount under Section 4.06(a)(ii) or (iii) shall then be deemed to be the sole and exclusive remedy to be exercised by the Contributing Member as a result of the Non-Contributing Member’s failure to make the Additional Contribution on account of which such Shortfall Amount was funded.

4.07    Financing and Guaranties.

(a)    The Manager shall attempt to obtain debt financing and, if appropriate, refinancing for each Project from one (1) or more third-party financial institutions in amounts and on terms that comply with the then applicable Project Plan for that Project and the then applicable Annual Plan. Any such financing or, if appropriate, refinancing shall be non-recourse to the Company and the applicable Title Holding Subsidiary (subject to usual and customary exceptions to exculpation) and shall be obtained on the best available market rates and terms, as determined by the Manager (provided, however, that in any event such rates and terms must comply with the Project Plan for that Project and the then applicable Annual Plan). Manager shall use good faith diligent efforts to cause the loan documents for all third party loans to the Company or a Title Holding Subsidiary to require that a separate copy of all notices of default thereunder be delivered to Investor at the same time such notices are delivered to the Company or a Title Holding Subsidiary. In the absence of such provisions, the Manager shall deliver to Investor a copy of any notice of default under any such loan documents immediately upon the

Company’s or a Title Holding Subsidiary’s receipt of the same. In the event and to the extent that the financing shall require delivery of any usual and customary guaranties, indemnities, letters of credit and other credit enhancements for a non-recourse financing, then Manager shall endeavor to cause the Project lender to accept same from the Company. If Manager cannot cause the Project lender to accept such guaranties, indemnities, letters of credit and other credit enhancements from the Company, then Operator may, if it so elects in its discretion, provide or cause an Affiliate of the Operator to provide same. Neither Investor nor Operator shall be required to execute or provide any guaranty, indemnity, letter of credit or other enhancement in connection with any construction, permanent or other financing obtained by the Company. Any amounts paid by Operator or its Affiliates on account of any such guaranty, indemnity, letter of credit or other credit enhancement shall be a cost of the Company and either paid by the Company or paid by and reimbursed to Operator, unless the obligation to satisfy any such claim results from a Material Breach or a lack of Due Care by Operator or any Affiliate of Operator, in which case such amounts shall be deemed funded as an expense of the Operator or its Affiliates outside the Company and accordingly shall not be treated as a capital contribution or a loan to the other Members or the Company and shall not entitle the Operator or its Affiliates to any interest on, refund of or reimbursement for any amounts so advanced or to any other rights or remedies against the Company or any Member.

(b)    The Manager shall use good faith efforts to have all such financing and refinancing allow the Members to exercise and implement the Buyout Default provisions of Article X without requiring the lender’s consent, causing a breach or default under such financing or refinancing, triggering any due on sale or due on transfer provision in such financing or refinancing, resulting in any change in terms or additional fees being due under such financing or refinancing or otherwise disadvantaging the Company or either Member in any way.

4.08    Capital Contributions in General. Except as otherwise expressly provided in this Agreement (a) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member; (b) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company; (c) no Member shall have the right to receive or obligation to accept property other than cash in return for such Member’s contributions to the Company; (d) no Member shall be required or be entitled to contribute additional capital, make any loan or advance any credit to the Company; (e) except as expressly provided in Article VI, no Member shall have the right to the return of all or any portion of its capital before the dissolution and termination of the Company and then only to the extent of the cash and other property, if any, distributable to the Members upon Company liquidation; and (f) no Person who is not a party to this Agreement may enforce or make any claim under any provision of this Agreement for the contribution of capital, payment of any amount or otherwise.

ARTICLE V.
PROFITS AND LOSSES

5.01    Incorporation of Exhibit C. Each and all of the provisions of Exhibit C are incorporated herein and shall constitute part of this Agreement. Exhibit C provides for, among other income tax matters, the maintenance of Book Capital Accounts, allocations for book and tax purposes, and, if required, the tax withholding of distributions. The Company shall be operated as a partnership solely for federal, state and local income tax purposes.

5.02    Indemnity. Neither Member makes any representation or warranty to the other regarding the allocation of taxable items of the Company, for tax purposes or otherwise. In the event either Member is audited or the allocation made to such Member is challenged in any way, the Member being audited or challenged shall indemnify, defend and hold harmless the other Member, its Constituents and the Company from and against any and all liability, loss (including without limitation Costs of Litigation) which any of them may suffer or incur by reason of any such audit or challenge or any such allocation to the Member being audited or challenged.

ARTICLE VI.
DISTRIBUTIONS

6.01    Definitions. “Percentage Interest” is defined in Exhibit B.

6.02    Distribution of Available Cash and Capital Proceeds.

(a)    Distribution of Available Cash. At all times prior to the final liquidation of the Company and distribution of the remaining company assets pursuant to Article IX, Available Cash shall be determined and distributed to the Members on at least a quarterly basis within ten (10) days following the end of each quarter (or at such other times as the Management Committee determines that funds are available therefor, taking into account the reasonable business needs of the Company) to the Investor and the Operator, each in proportion to its then respective Percentage Interest.

(b)    Distribution of Capital Proceeds. At all times prior to the final liquidation of the Company and distribution of the remaining Company assets pursuant to Article IX, Capital Proceeds shall be determined and distributed to the Members on at least a quarterly basis within ten (10) days following the end of each quarter (or at such other times as the Management Committee determines that funds are available therefor, taking into account the reasonable business needs of the Company) to the Investor and the Operator, each in proportion to its then respective Percentage Interest.

6.03    No Reinvestment. Except for any reserve established pursuant to the definitions of “Available Cash” or “Capital Proceeds”, or as otherwise determined by the Management Committee, all Available Cash and Capital Proceeds shall be distributed on a current basis and shall not be reinvested in any Project, or used to pay or make any Company expenses or expenditures in connection with the operation of the Company, the development, ownership or operation of any Project or otherwise. Distributions shall be made to the holder of record of the Interest on the date of distribution.
ARTICLE VII.
BOOKS, RECORDS AND ACCOUNTING

7.01    Company Books. The Manager shall cause to be kept, at an office of the Company, or at such other location as the Management Committee shall reasonably designate (a) full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities and the business affairs of the Company; (b) this Agreement and the other organizational documents of the Company and all amendments thereto; (c) all records required to be maintained by the Company pursuant to the Act; (d) all deeds, leases, contracts, title matters, surveys, financing documents and other documentation, records and financial information relating to the Projects; and (e) federal, state and local income or information tax returns of the Company. The Manager shall retain and make available to the Members, or cause the preservation and availability to the Members of, such books and records for a period of at least seven (7) years following the dissolution and liquidation of the Company and provide the Members the opportunity to obtain such documents prior to their disposal. The Members (personally or through an authorized representative) shall have the right at any time during normal business hours to inspect all such books and records, to make copies thereof and to take extracts therefrom.

7.02    Reports. The Manager and, to the extent applicable, Operator shall cause to be prepared and delivered to each Member or Investor at such times as are determined by the Management Committee (or otherwise in accordance with the terms of this Agreement) the reports, appraisals and other items set forth in Exhibit E. The Manager shall, as needed, consult with a Special Consultant to assist the Manager in preparing and formatting such reports, appraisals and other items to accommodate Investor’s normal reporting requirements.

7.03    Company Tax Elections: Tax Controversies. Unless the Management Committee provides notice to the Manager to the contrary and subject to Section 8.05, the Manager shall determine which elections to make for the Company provided for in the Code including, without limitation, the elections provided for in Section 754 of the Code so long as such elections do not result in any adverse tax consequences to the Investor. Additionally, until such time as the Management Committee provides notice to the Manager to the contrary, the Manager shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) so long as such revocation does not result in any adverse tax consequences to the Investor.

7.04    Accounting Method and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be recommended by the Manager and approved by the Management Committee. The fiscal year of the Company shall be the twelve (12) month period ending December 31 of each year during the term of the Company, with any period of less than twelve (12) months at the beginning or end of the term of the Company also being deemed a fiscal year of the Company for purposes of this Agreement. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be recommended by the Manager and shall be subject to the approval of the Management Committee.

7.05    Accountants and Lawyers.

(a)    The Company shall engage as its accountants such certified public accountants as are approved by the Management Committee. Ernst & Young, LLP is hereby approved as the initial Company accountants. Such accountants shall conduct a financial audit of the Company and its operations and provide a written report of the results of such audit to the Management Committee as and when requested by the Management Committee. The cost of such financial audit shall be borne by the Company. In addition, either Member may, from time to time, at the Company’s expense, conduct or cause the Special Consultant to conduct, an operational audit on the Company and Manager. The Manager and each of the Members shall cooperate and provide reasonable assistance to the Special Consultant.

(b)    The Company shall engage such lawyers and law firms to provide such services and representation to the Company as the Manager may recommend, subject to the approval of the Management Committee.

7.06    Banking. All funds of the Company shall be deposited in such accounts and at such banks or financial institutions as the Manager may recommend, subject to Management Committee approval, and subject to the Management Committee’s right and authority from time to time to require that Company funds and accounts be maintained at other banks or financial institutions. Monies and funds of the Company shall be used only for Company purposes. All funds of the Company shall be deposited only in accounts of the Company in the Company name, shall not be commingled with funds of the Manager, any Member, or any other Person, and shall be withdrawn only upon such signature or signatures and in such amounts as may be recommended in writing from time to time by the Manager and approved by the Management Committee (subject to the Management Committee’s right and authority to revoke such approval and designate replacement or additional signatories). The Management Committee reserves the right to cause the bank accounts of the Company to be audited at Company expense and to cause Company funds not deposited in the proper accounts to be immediately transferred thereto.

7.07    Tax Returns. Within one hundred twenty (120) days after the end of each fiscal year of the Company, the Manager shall cause the Company’s accountants to complete the Company’s federal, state and local tax returns. The costs of such preparation, and the costs of any revisions or supplements to such tax returns required as a result of any review thereof, shall be Company expenses.

7.08    Confidentiality of Information. Each party hereto agrees that the terms of the transactions contemplated by this Agreement, the identities of the Members, and all information made available by one party to the other or in any way relating to the other party’s Interest in the Company, shall be maintained in strict confidence and no disclosure of such information will be made, except to such attorneys, accountants, fiduciaries, partners, members, investment advisors, lenders and others as are reasonably required to evaluate and consummate the transactions contemplated by this Agreement. Each party hereto further agrees and covenants as follows:

(a)    No party hereto shall disclose or authorize the disclosure of the terms of this Agreement or any instruments, documents, or assignments delivered in connection with this Agreement, or the identity of any other party to this Agreement in any public statement, news release, or other announcement or publication, including, specifically, no party shall disclose or authorize disclosure of the following:

(i)    The amount, manner of calculation or any other information related to the Manager Fees.

(ii)    Any information relating to the tax allocations including without limitation the special allocation of depreciation.

(iii)    All provisions relating to the distribution of Available Cash and Capital Proceeds.

(b)    Nothing contained herein shall prevent any party hereto from disclosing or accessing any information otherwise deemed confidential under this Section (i) in connection with that party’s enforcement of its rights hereunder; (ii) pursuant to any legal requirement or the rules of any securities exchange, any statutory reporting requirement or any accounting or auditing disclosure requirement applicable to such party, including, without limitation, any public reporting and/or filing requirements with the Securities and Exchange Commission applicable to TPGI and/or Operator; (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); (iv) to existing or bona fide potential investors, participants or assignees in or of the transactions contemplated by this Agreement or such party’s rights under this Agreement; or (v) to such party’s lenders, consultants or financial advisors.

ARTICLE VIII.
RESTRICTIONS ON TRANSFER

8.01    Limitations on Transfer.

(a)    No Member, and no Person owning any direct or indirect interest in a Member, may Transfer all or any part of such Member’s Interest or Person’s interest in such Member, including without limitation, Transfers of any right to receive distributions or any other economic interest; provided however, the following Transfers shall be permitted: (i) Transfers to a Permitted Transferee; and (ii) so long as (1) the requirements of Section 12.01(a)(i) are satisfied with respect to Operator following such Transfer, (2) TPG LP remains the sole managing member of Operator without any other member of Operator holding approval rights over any decisions of Operator as the Manager of the Company, and with ownership of a majority of the membership interests in Operator following such Transfer, and (3) TPGI remains the sole general partner of TPG LP following such Transfer, any Transfer of (x) the stock of TPGI, operating partnership units of TPG LP with paired limited voting shares, and other securities of TPGI, and (y) any of the membership interests in Operator that are not owned by TPG LP. A Permitted Transferee shall receive and hold such Interest subject to the terms of this Agreement (including without limitation the restrictions on Transfers contained in this Article) and to the obligations hereunder of the transferor. Any attempted Transfer or withdrawal by a Member in violation of the restrictions set forth in this Article shall be null and void ab initio and of no force or effect and, in addition to the other rights and remedies at law and in equity, the other Member shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the Transfer restrictions set forth in this Agreement.

(b)    “Permitted Transferee” shall mean (i) with respect to Operator and its Affiliates, any entity that controls, is controlled by, or is under common control with the TPG LP, so long as (1) the requirements of Section 12.01(a)(i) are satisfied with respect to such transferee in place of Operator, (2) the requirements to avoid a Key Individual Trigger are satisfied with respect to such transferee in place of Operator, and (3) Operator is not released from any of its duties, obligations or liabilities under this Agreement; (ii) with respect to Investor, any entity that controls, is controlled by, or is under common control with Investor, provided, however, that any such transfer shall not release Investor from any of its duties, obligations or liabilities under this Agreement; and (iii) with respect to any other proposed Transfer, a transferee approved by the non-transferring Member, which approval may be granted, withheld or conditioned in such non-transferring Member’s sole and absolute discretion.

8.02    Admission of Substitute Members. If any Member Transfers such Member’s Interest to a Permitted Transferee in accordance with Section 8.01, then such Permitted Transferee shall be admitted into the Company as a substitute member if, but only if (a) the transferor and Permitted Transferee execute and acknowledge such other instruments as the non-transferring Member may deem reasonably necessary to effectuate such admission; (b) the Permitted Transferee in writing accepts, assumes and agrees to be bound by all of the transferor’s duties, obligations and liabilities under and pursuant to this Agreement and all of the terms and conditions of this Agreement, as the same may have been amended; and (c) the transferor pays all reasonable expenses incurred by the non-transferring Member in connection with such admission, including, without limitation, legal fees and costs. If such Permitted Transferee is admitted into the Company as a substitute member, the Manager shall cause the books and records of the Company to be amended to reflect such admission. To the fullest extent permitted by law, any Permitted Transferee of an Interest who does not become a substitute member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement, and such Permitted Transferee shall only be entitled, as an assignee, to receive such distributions and allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent assigned. A Member that Transfers its Interest shall not cease to be a member of the Company until the admission of the Permitted Transferee as a substituted member of the Company and, until the admission of such Permitted Transferee as a substitute member, such transferring Member shall continue to be entitled to exercise, and shall continue to be bound by, all of the rights, duties and obligations of such Member under this Agreement.

8.03    Additional Restrictions on Transfer. Notwithstanding any other provision contained herein, any Transfer described in this Article shall be null and void ab initio and of no force or effect if (i) such Transfer would cause a termination of the Company for federal or state, if applicable, income tax purposes; (ii) such Transfer would require the registration of such Interest pursuant to, or otherwise directly or indirectly violate, any applicable federal or state securities Laws; (iii) such Transfer would cause the Company to become a “publicly traded partnership” as such term is defined in Section 469(k)(2) or 7704(b) of the Code; (iv) such Transfer would cause the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (v) such Transfer would result in a violation of applicable Laws; (vi) such Transfer would, in the opinion of the Company’s counsel, cause the Company to cease to be classified as a partnership for state and federal income tax purposes; (vii) such Transfer would cause an acceleration of any loan or debt instrument to which the Company is a party or result in a breach or violation of any restriction contained in any agreement or order to which the Company is a party or by which the Company is bound; or (viii) the transferring Member fails to reimburse the Company and the other Member for any costs incurred by the Company or the other Member in connection with such Transfer. Until all of the conditions to an effective Transfer have been satisfied, the Company, the Manager and the other Member may continue to treat the purported transferor of any such interest as its absolute owner and shall incur no liability for any allocation or distribution made in good faith to the transferor.

8.04    Regulatory Prohibition. Notwithstanding any other provision contained herein, no Member shall take or permit any action to be taken with respect to itself (including, without limitation, any change in its shareholders, members or partners, as applicable) that would cause the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, and any such action shall be null and void ab initio and of no force or effect.

8.05    Basis Election. Upon the Transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company may file, in the sole and absolute discretion of the Management Committee, an election in accordance with applicable Income Tax Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

8.06    Partition. No Member shall have the right to partition any assets of the Company, nor shall a Member make an application or proceeding for a partition of any assets of the Company. Upon any breach of the provisions of this Section by any Member, the other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the restrictions set forth in this Section.

8.07    Waiver of Withdrawal and Purchase Rights. Except in connection with any Transfer which results in the Permitted Transferee becoming a substitute member of the Company, no Member may voluntarily withdraw, resign or retire from the Company. Each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Interest in the Company upon such withdrawal, resignation and/or retirement pursuant to Section 18-604 of the Delaware Act. No admission or withdrawal of a Member, whether in accordance with this Agreement or otherwise, shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void and, in addition to other rights and remedies at law and in equity, the other Member(s) shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the restrictions set forth in this Section.

ARTICLE IX.
DISSOLUTION

9.01    Events Causing Dissolution of the Company. The Company shall be dissolved upon the first to occur of (a) the expiration of the term of the Company; (b) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the

Company of any and all proceeds (including without limitation the full cash payment of any promissory note or other deferred payment obligation) therefrom; (c) subject to Section 2.02(d), the affirmative election of the Management Committee to dissolve the Company; or (d) the affirmative election of the Non-Defaulting Member to dissolve the Company pursuant to Section 10.02. Neither a Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve, nor a technical termination of the Company under Section 708(b)(1)(B) of the Code, shall cause a dissolution of the Company and, notwithstanding such event, the Company’s business shall continue without interruption or break in continuity (subject to Section 708(b)(1)(B) of the Code if applicable). Except as may be permitted in accordance with this Section, no Member shall have the right to, and each Member hereby agrees that it shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets, whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale not in accordance with this Section would cause a substantial hardship to the Company and the remaining Member. Any attempted dissolution or distribution not in accordance with this Section shall be null and void ab initio and of no force or effect and, in addition to the other rights and remedies at law and in equity, the other Member shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of this Section.

9.02    Winding Up of the Company. Upon the dissolution of the Company the Members shall proceed to wind up the affairs of the Company. During such winding up process, the Profits, Losses, Capital Proceeds and Available Cash shall continue to be shared, allocated and distributed in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor; provided, however, that the Members shall negotiate in good faith for a period of sixty (60) days following the dissolution of the Company in an attempt to reach an agreement to distribute one or more Projects to Operator and/or Investor in full or partial liquidation of its or their Interests. The proceeds from all asset sales, to the extent available, shall be applied and distributed by the Company as soon as reasonably practical after such liquidation, in the following order:

(a)    First, to the Company’s creditors other than Members and the expenses of liquidation, in the order of priority provided by law;

(b)    Second, to set up any reserves in amounts that are reasonably determined by the Management Committee to be necessary to provide for contingent, conditional, unmatured, unliquidated or uncertain liabilities or obligations. If any of such liabilities are being disputed or are reasonably expected by the Management Committee to be disputed, the Management Committee may increase the reserve associated with any such disputed liability or obligation by the reasonable Costs of Litigation expected to be incurred by the Company in resolving the dispute. Such reserves shall be disbursed under the direction of the Management Committee in payment of such liabilities or obligations. As such liabilities or obligations have been paid or adequately provided for in the reasonable judgment of the Management Committee, the balance of such reserves shall be distributed, first pursuant to Section 9.02(c) and then Section 9.02(d) below;

(c)    Third, to interest first and then principal on debts or obligations owing to the Members to the extent incurred in compliance with this Agreement; and

(d)    Thereafter, to the Members (subject to Section 4.06(a)(iii) regarding Member Loans and Member Loan Payments) as provided in Section 6.02(b).

ARTICLE X.
DEFAULT
10.01    Event of Default.

(a)    Events of Default. Each of the following shall constitute an “Event of Default” by the “Defaulting Member”:

(i)    Any Material Breach by such Member.

(ii)    The occurrence of any Key Individual Default.

(iii)    The rendering, by a court with appropriate jurisdiction, of a decree or order (1) adjudging such Member or any of its Primary Affiliates bankrupt or insolvent; or (2) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member or any of its Primary Affiliates under the federal bankruptcy Laws or any other similar applicable Law or practice, and if such decree or order shall have continued undischarged and unstayed for a period of sixty (60) days.

(iv)    The rendering, by a court with appropriate jurisdiction, of a decree or order (1) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of such Member or any of its Primary Affiliates, or for the winding up and liquidation of such Member’s or any of its Primary Affiliate’s affairs, provided that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days; or (2) for the sequestration or attachment of any property of such Member or any of its Primary Affiliates without its return to the possession of such Member or its release from such sequestration or attachment within sixty (60) days thereafter.

(v)    Such Member or any of its Primary Affiliates (1) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent; (2) consents to the filing of a bankruptcy proceeding against such Member or Primary Affiliate; (3) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member or Affiliate under the federal bankruptcy Laws or any other similar applicable Law or practice; (4) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Member or Primary Affiliate or a substantial part of such Member’s or Primary Affiliate’s property; (5) makes an assignment for the benefit of such Member’s or Primary Affiliate’s creditors; (6) is unable to or admits in writing such Member’s or Primary Affiliate’s inability to pay such Member’s or Primary Affiliate’s debts generally as they become due; or (7) takes any action in furtherance of any of the aforesaid purposes.

(vi)    Any breach or default by TPG Services under any of the TPG Services Agreements which remains uncured after the expiration of any notice and/or cure period applicable thereto under the TPG Services Agreements.

(vii)    Any breach or default by the Company under any agreement to which the Company is a party or by which the Company is bound and, if applicable, the continuance of such breach or default beyond any notice and/or cure period provided in such agreement, if such breach or default was caused by or results from a lack of Due Care or a Material Breach by Operator (including without limitation Operator in its capacity as Manager) or any Affiliate of Operator.

(b)    Defaulting Member. For the purposes of implementing the provisions contained in this Agreement, the “Defaulting Member” shall be (i) in the case of an Event of Default referenced in Section 10.01(a)(i), the Member whose action or inaction, or whose Primary Affiliate’s action or inaction, caused or resulted in the Material Breach; (ii) in the case of an Event of Default referenced in Section 10.01(a)(ii), the Operator; (iii) in the case of an Event of Default referenced in Section 10.01(a)(iii), (iv) or (v), the Member who, or whose Primary Affiliate, is the subject of such court decree or order, has instituted such proceedings or filed such petitions, or is insolvent, etc.; and (iv) in the case of an Event of Default referenced in Section 10.01(a)(vi) or (vii), the Operator. The “Non-Defaulting Member” is the Member that is not the Defaulting Member.

10.02    Rights Arising From an Event of Default.

(a)    Upon the occurrence of an Event of Default, the Non-Defaulting Member shall have any and all rights and remedies available at law or in equity, including without limitation the right to refuse to make any further Additional Contributions.

(b)    In addition, at any time following the occurrence of an Event of Default by the Operator which constitutes a Buyout Default and prior to the date which is three (3) months after the earlier of (i) the date of the first meeting of the Management Committee at which a formal agenda item is to determine whether the Operator should be removed as Manager on account of such Buyout Default; or (ii) the date the Investor receives, with respect to such Buyout Default, written notice that (1) describes the event which may constitute a Buyout Default in reasonable detail; (2) states that such event may constitute a Buyout Default; and (3) states that the buyout remedies provided in this Article will be waived unless acted upon within said three (3) months, the Investor shall have the right, but not the obligation, in addition to and not in lieu of any and all other rights and remedies available on account of such Buyout Default, to either (iii) invoke the provisions of this Article by delivering written notice (“Buyout Notice”) thereof to the Operator; or (iv) cause the Company to be dissolved pursuant to Article IX.

(c)    Further, at any time following the occurrence of an Event of Default by the Investor which constitutes a Buyout Default and prior to the date which is three (3) months after the date the Investor receives, with respect to such Buyout Default, written notice that (i) describes the event which constitutes the Buyout Default in reasonable detail; and (ii) states that such event constitutes a Buyout Default, the Operator shall have the right, but not the obligation, in addition to and not in lieu of any and all other rights and remedies available on account of such Buyout Default, to either (iii) invoke the provisions of this Article by delivering a Buyout Notice thereof to the Investor; or (iv) cause the Company to be dissolved pursuant to Article IX.

(d)    If the Investor elects under clause (iii) of Section 10.02(b), or if the Operator elects under clause (iii) of Section 10.02(c), then the remaining provisions of this Article shall apply.

10.03    Determination of Default Price.

(a)    Appraised Value. The Appraised Value of all of the assets of the Company shall be determined by Appraisal.

(b)    Company Accountants.
(i)    The Company’s accountants shall determine the amount of cash which would be distributed and/or paid or reimbursed to each Member if the Company were finally liquidated, all of the Company’s assets (other than cash then in Company accounts) were sold to a third party as of the Effective Date of the Buyout Notice for an all cash price equal to the Appraised Value and from the proceeds of such sale (i) normal selling costs (including without limitation brokerage commissions, title, recording and escrow fees, and transfer taxes, to the extent applicable) customarily paid by a seller were paid; (ii) the remaining liabilities of the Company to creditors other than Members or their Affiliates were liquidated pursuant to Section 9.02(a), including without limitation the payment of all prepayment penalties and premiums and all assumption fees that would be payable in connection with the retirement or assumption of debt of the Company by the Non-Defaulting Member; (iii) reserves in an amount reasonably determined by the Management Committee were established for any contingent, conditional or unmatured liabilities or obligations of the Company pursuant to Section 9.02(b); (iv) the Company distributed any remaining amounts to the Members, first to repay all principal and accrued interest on any then outstanding obligations of the Company to a Member pursuant to Section 9.02(c), and the balance to the Members in accordance with Section 9.02(d).

(ii)    Based on the foregoing calculations, the Company’s accountants shall determine the total amount, if any, that would be distributed to the Defaulting Member pursuant to Section 10.03(b)(i) (the “Gross Buyout Amount”). The Gross Buyout Amount shall then be adjusted as follows, with the adjusted amount being referred to as the “Default Price”. Deduct from the Gross Buyout Amount an amount equal to three percent (3%) of the Gross Buyout Amount.

(iii)    When implementing this Section with respect to any Project owned through a Project Partnership (i) the Appraised Value of the underlying real estate shall be determined; (ii) the provisions of the applicable Project Partnership, including without limitation the provisions governing the rights to distributions as between the Company and the other Project Partnership members, as well as all liabilities and reserves of the applicable Project Partnership, shall be taken into account in determining the amount that would be distributed to the Company if the underlying Project were sold to a third party for the Appraised Value allocated to it; and (iii) the determination of the amount that would be distributed and/or paid or reimbursed to a Member pursuant to this Section shall be based solely on the amount so distributed to the Company through the Project Partnership and not any amount that would be distributed to such Member or any Affiliate of such Member outside the Company under the Project Partnership or otherwise.

(c)    Default Price. The Company’s accountants shall give written notice to the Members of the determination of the Default Price made pursuant to Section 10.03(b)(ii) not later than ten (10) days after such accountant’s receipt of the determination of the Appraised Values pursuant to Section 10.03(a). The determination by the accountants of such amounts, including all components thereof, shall be deemed conclusive absent any manifest error.

10.04    Closing of Purchase of Non-Defaulting Member’s Interest. If the Non-Defaulting Member has delivered a Buyout Notice to the Defaulting Member, the Non-Defaulting Member shall purchase the Defaulting Member’s Interest pursuant to the following:

(a)    Closing. The closing of such purchase (the “Closing”) shall be held at the principal office of the Non-Defaulting Member (or at such other location as shall be reasonably designated by the Non-Defaulting Member) on a date (the “Closing Date”) selected by the Non-Defaulting Member which is not more than ninety (90) days after the Members’ receipt of the Company accountant’s determination of the Default Price. At the Closing, the Defaulting Member shall unconditionally transfer to the Non-Defaulting Member (or the Non-Defaulting Member’s nominee(s)) good and marketable title to the entire Interest of the Defaulting Member free and clear of all liens, security interests, and competing claims and shall deliver to the Non-Defaulting Member (or the Non-Defaulting Member’s nominee(s)) such instruments of transfer and such evidence of due authorization, execution and delivery, and of the absence of any such liens, security interests, or competing claims, as the Non-Defaulting Member (or the Non-Defaulting Member’s nominee(s)) shall reasonably request, including without limitation representations and warranties regarding the foregoing.

(b)    Payment Terms. At the Closing, the following events shall occur:

(i)    Each Non-Contributing Member shall repay to the corresponding Contributing Member, in cash or other immediately available funds, the outstanding indebtedness, if any, then remaining on any Member Loan deemed made to such Non-Contributing Member so that no Member Loan remains outstanding and unpaid;

(ii)    The Non-Defaulting Member or its nominee(s) shall, subject to the Holdback Amount, deliver the Default Price in cash or immediately available funds, to the Defaulting Member;

(iii)    The Defaulting Member shall deliver to the Non-Defaulting Member or its designee the instruments of transfer and other documentation described above; and
(iv)    The Members shall cooperate with each other to structure the transfer in a tax and cost efficient manner, but only on the condition that neither Member shall be obligated to incur any additional cost, expense or liability as a result of such cooperation, the requesting Member shall reimburse the other Member for such other Member’s reasonable costs and expenses, including without limitation, legal fees incurred in reviewing and, if necessary, revising any documentation requested by the requesting Member, and such cooperating shall not delay the Closing.

(c)    Defaulting Member Withdrawal. Effective as of the Closing, the Defaulting Member shall withdraw as a Member of the Company, and, if the Operator is the Defaulting Member, the Operator shall be automatically removed as the Manager of the Company if it has not been previously so removed. In connection with any such withdrawal of the Defaulting Member, the Non-Defaulting Member may cause any nominee designated in the sole and absolute discretion of the Non-Defaulting Member to be admitted as a substitute member of the Company.

10.05    Review After Closing. The Company accountants shall, as of the Closing, complete a review of the books and accounts of the Company as of the date of such Closing and prepare and deliver to the Members a reviewed financial statement as of such date. In that regard the Members agree that the Default Price shall be adjusted to reflect all cash in accounts of the Company on the Effective Date of the Buyout Notice. The adjustment shall include all prorations of income and expenses of the Company on a cash basis as of the Closing Date (with such items allocated to the Company prior to such Closing Date and to the Non-Defaulting Member on and after such Closing Date) and the expenses of the Company accountant’s services to the Company in determining the amounts and making the settlement allocated to the Company. The Company accountants shall deliver to the Members a detailed statement and explanation (“Final Settlement Statement”) of any such adjustments.

10.06    Undisclosed Liabilities.

(a)    Residual Liabilities. The Defaulting Member shall be solely responsible for, and shall indemnify, defend and hold harmless the Non-Defaulting Member and the Company from, all losses, liabilities, damages, costs, and/or expenses (including without limitation Costs of Litigation) incurred by the Company and/or the Non-Defaulting Member (“Residual Liabilities”) as a result of (i) any Event of Default by the Defaulting Member which has not been cured by the Closing Date; or (ii) the condition of title to the Defaulting Member’s Interest not being as required herein. Anything contained herein to the contrary notwithstanding, at the Non-Defaulting Member’s election, a reasonable amount not to exceed ten percent (10%) of the Default Price (the “Holdback Amount”) shall be held back from the Default Price for application to any Residual Liabilities that were not taken into account in the calculation of the Default Price. The Holdback Amount, to the extent not applied to the payment of Residual Liabilities, shall be released to the Defaulting Member eighteen (18) months following the Closing or sooner as reasonably determined by the Non-Defaulting Member; provided, however, that for potential Residual Liabilities as to which the Non-Defaulting Member has given the Defaulting Member written notice prior to the expiration of such eighteen (18) month or sooner period, the Holdback Amount shall be retained until all liabilities arising out of the potential Residual Liabilities described in such written notice have been satisfied.

(b)    Other Liabilities. The Defaulting Member shall indemnify, defend and hold harmless the Non-Defaulting Member and the Company from all losses, liabilities,

damages, costs and/or expenses (including without limitation Costs of Litigation) arising out of or in any way related to the Defaulting Member’s Interest on account of any fact or circumstance occurring or existing on or prior to the Closing Date. Except for any Residual Liabilities, the Non-Defaulting Member shall indemnify, defend and hold harmless the Defaulting Member from all losses, liabilities, damages, costs and/or expenses (including without limitation Costs of Litigation) arising out of or in any way related to the Defaulting Member’s Interest on account of any fact or circumstance occurring or arising after the Closing Date.

10.07    Voting Rights Following Buyout Default. From and after the occurrence of a Buyout Default by the Defaulting Member and the delivery of a Buyout Notice to the Defaulting Member by the Non-Defaulting Member under this Agreement (i) the Defaulting Member shall not be entitled to participate in the management of, or otherwise vote upon, any matter affecting the business and affairs of the Company; (ii) the Defaulting Member shall have no right to appoint any Representative and any previously appointed Representative(s) of the Defaulting Member shall be replaced by one (1) or more Representative(s) appointed by the Non-Defaulting Member; and (iii) the rights of the Defaulting Member shall be limited solely to those of an assignee.

ARTICLE XI.
FORCED SALE

11.01    Initiating Notice.

(a)    At any time after the Forced Sale Lockout Date, any Member who is not then a Defaulting Member (the “Initiating Member”) may cause the Company to sell one or more Projects or all of the Projects (“Forced Sale”) provided that the Initiating Member shall have first complied with the provisions of this Section. The Initiating Member shall give notice (the “Initiating Notice”) to the other Member (the “Non-Initiating Member”) of the Initiating Member’s election to cause the Company to sell one or more Projects or all of the Projects, as designated by the Initiating Member (the “Sale Projects”), a proposed purchase price (the “Offer Price”) for such sale of the Sale Projects, and specification whether the purchaser will be required to assume existing mortgage loans to the Company secured by the Sale Projects (the “Existing Loans”). The date the Non-Initiating Member receives the Initiating Notice shall be referred to as the “Offer Date”. A Forced Sale process may be initiated multiple times in accordance with this Section with respect to one or more remaining Projects owned by the Company. If a current Forced Sale process is pending with respect to one or more Sale Projects, another Initiating Notice may be given at any time with respect to one or more other Projects, but another Initiating Notice may not be given with respect to such pending Sale Projects prior to either (i) the expiration of the Sale Period pursuant to Section 11.01(c) for such pending Sale Projects or (ii) the Closing Date for such Sale Projects pursuant to Section 11.02(b). If at any time both Members have given an Initiating Notice and the Sale Projects under both Initiating Notices are both in the Sale Period, then both Members will reasonably cooperate with each other to coordinate their sale activities, if possible into a single sale process for both groups of Sale Projects.

(b)    In addition, if there is a Buyout Default, then the Non-Defaulting Member will have the right to be the Initiating Member and give an Initiating Notice and cause the foregoing Forced Sale process to commence regardless of whether such Buyout Default occurs before or after the Forced Sale Lockout Date. In addition, if there is a Key Individual Trigger, then the Investor will have the right to be the Initiating Member and give an Initiating Notice and cause the foregoing Forced Sale process to commence regardless of whether such Key Individual Trigger occurs before or after the Forced Sale Lockout Date.

(c)    The Non-Initiating Member shall have thirty (30) days from the Offer Date to elect, by notice to the Initiating Member, to purchase all of the Sale Projects for the Offer Price and to make the Deposit described in Section 11.02(a), in which case the provisions of Section 11.02 shall apply. During such thirty (30) day period, the Non-Initiating Member shall be granted commercially reasonable access to the Sale Projects for the purpose of such tests, inspections and other due diligence investigations as the Non-Initiating Member may reasonably require. If the Non-Initiating Member does not give notice to the Initiating Member of its election to purchase all of the Sale Projects for the Offer Price and make such Deposit within such thirty (30) day period then, subject to the following sentence, the Initiating Member may cause the Company to sell all of the Sale Projects to any Person that is not an Affiliate of the Initiating Member for a gross purchase price (i.e., before payment of any commissions or other transaction costs) that is not less than ninety five percent (95%) of the Offer Price, and on other terms and conditions in accordance with the Initiating Notice. If the Company does not complete the sale of all of the Sale Projects to any Person that is not an Affiliate of the Initiating Member for a gross purchase price (i.e., before payment of any commissions or other transaction costs) that is not less than ninety five (95%) of the Offer Price, and on other terms and conditions in accordance with the Initiating Notice within the period (the “Sale Period”) ending six (6) months after the earlier of (i) the expiration of the aforementioned thirty (30) day period, or (ii) the date on which the Non-Initiating Member notifies the Initiating Member that it does not elect to acquire all of the Sale Projects for the Offer Price, then the Initiating Member may not cause the Company to sell the Sale Projects without again first offering the Sale Projects for sale to the Non-Initiating Member in accordance with this Section.

(d)    If the Initiating Notice given under Section 11.01(a) does not require the purchaser to assume the Existing Loans, then in connection with the sale of the Sale Projects pursuant to Section 11.01(c) the Initiating Member (and not the Company) shall pay all prepayment and defeasance penalties, premiums and other costs associated with the prepayment or defeasance of such Existing Loans not assumed by the purchaser (collectively, “Defeasance Costs”).

11.02    Sale to Non-Initiating Member. If the Non-Initiating Member elects to purchase all of the Sale Projects for the Offer Price, the Company shall sell and convey, and the Non-Initiating Member shall purchase, all of the Sale Projects for the Offer Price in accordance with the following provisions.

(a)    Deposit by Non-Initiating Member. To be effective, the Non-Initiating Member’s election to purchase all of the Sale Projects must be accompanied by a letter or other statement signed by a nationally recognized title insurance company, bank or trust company doing business in California (the “Escrow Holder”) confirming that the Non-Initiating Member has deposited with the Escrow Holder, to be held by the Escrow Holder pursuant to this Agreement, the sum of five percent (5%) of the Offer Price (the “Deposit”).

(b)    Closing and Payment. The closing of the Non-Initiating Member’s purchase of all of the Sale Projects (the “Closing”) shall be held at the principal office of Investor (or at such other location as shall be reasonably agreed upon by the Members) on a business day (the “Closing Date”) selected by the Non-Initiating Member, which Closing Date shall not be more than forty-five (45) days after the date on which the Non-Initiating Member notified the Initiating Member of the Non-Initiating Member’s election to acquire all of the Sale Projects for the Offer Price. At the Closing, the following shall occur:

(i)    The Non-Initiating Member shall deliver an amount equal to the excess of the Offer Price over the Deposit then being held by the Escrow Holder, and the Non-Initiating Member shall cause the Escrow Holder to deliver the Deposit, all by cashier’s check or in immediately available funds, to the Company.

(ii)    The Non-Initiating Member shall receive credit toward the Offer Price for the outstanding principal balance of any Existing Loan assumed by the Non-Initiating Member, the Non-Initiating Member shall pay all assumption fees and other costs associated with the assumption of any Existing Loans by the Non-Initiating Member, and the Non-Initiating Member shall pay all Defeasance Costs in connection with any Existing Loans not assumed by the Non-Initiating Member; provided, however, if the Initiating Notice given under Section 11.01(a) does not require the purchaser to assume the Existing Loans, then the Initiating Member shall pay all such Defeasance Costs.

(iii)    The Company shall convey to the Non-Initiating Member title to all of the Sale Projects by executing and, as applicable, recording usual and customary real property conveyancing documentation, subject to all matters of record, with respect to Sale Projects consisting solely of real property. The Members shall cooperate to arrange for normal and customary real property title insurance to be issued to the Non-Initiating Member at the Closing with respect to the Sale Projects consisting of real property, the cost thereof attributable to standard coverage to be paid by the Company and any cost associated with extended coverage desired by the Non-Initiating Member being paid by the Non-Initiating Member. In addition, customary Closing prorations and post Closing reconciliations shall be made as between the Company and the Non-Initiating Member and other costs of the transaction shall be allocated between the Non-Initiating Member and the Company as would be customary between a buyer and seller of real property in the location of the Sale Projects. The Non-Initiating Member shall be entitled to designate any third party to acquire title to the Sale Projects provided that such designation shall not delay any transaction described in this Article and shall not relieve the Non-Initiating Member of any duty, obligation or liability.

(iv)    The Members shall cooperate with each other to structure the transfer in a tax and cost efficient manner, but only on the condition that neither Member nor the Company shall be obligated to incur any additional cost, expense or liability, or to take title to any property (except to the extent contemplated by other provisions of this Section) as a result of such cooperation, the requesting Member shall reimburse the other Member for such other Member’s reasonable costs and expenses, including without limitation, legal fees incurred in reviewing and, if necessary, revising any documentation requested by the requesting Member, and such structuring shall not delay the Closing.

(c)    Sale As-Is. Except as provided above, neither the Initiating Member nor the Company shall be required to make any representations or warranties to the Non-Initiating Member with respect to the Sale Projects and the Non-Initiating Member shall acquire the Sale Projects in their as-is condition. Nevertheless (a) the Company shall remain responsible for, and shall indemnify, defend and hold harmless the Non-Initiating Member from, all losses, liabilities, damages, costs, and/or expenses (including without limitation Costs of Litigation) related to the Sale Projects that arose or accrued prior to the Closing; and (b) the Non-Initiating Member shall assume responsibility for, and shall indemnify, defend and hold harmless the Company and the Initiating Member from, all losses, liabilities, damages, costs, and/or expenses (including without limitation Costs of Litigation) related to the Sale Projects that arise or accrue after the Closing. The Non-Initiating Member shall be responsible for obtaining the consent or approval of the holder of any debt encumbering the Sale Projects or any Project Partner whose consent or approval may be required and the Non-Initiating Member shall indemnify, defend and hold harmless the Initiating Member and the Company from and against any and all liability, loss, cost, damage and expense (including without limitation, Costs of Litigation) which the Initiating Member or the Company may suffer or incur by reason of any failure to obtain any such consent or approval.

(d)    Rights and Obligations After Election to Purchase. As of the date of the Non-Initiating Member elects to purchase the Sale Projects pursuant to this Article, any decision, consent or approval regarding the Sale Projects which requires the concurrence of both Members shall not require the approval of the Initiating Member or which requires the Unanimous Approval of all Representatives shall not require the approval of the Initiating Member’s Representatives.

(e)    Failure to Perform.

(i)    Notwithstanding any other provision of this Agreement, if the Initiating Member defaults in its obligations pursuant to this Section 11.02, such shall be deemed a Buyout Default by the Initiating Member.

(ii)    Notwithstanding any other provision of this Agreement, if the Non-Initiating Member defaults in its obligations pursuant to this Section 11.02:

(A)    THE MEMBERS AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGE TO THE COMPANY. THE MEMBERS THEREFORE AGREE THAT, IF THE NON-INITIATING MEMBER DEFAULTS IN ITS OBLIGATION TO COMPLETE THE PURCHASE CONTEMPLATED BY THIS SECTION 11.02, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE COMPANY’S DAMAGES AND THAT THE COMPANY SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES. IN SUCH EVENT, THE ESCROW HOLDER SHALL, UPON DEMAND BY THE INITIATING MEMBER WITHOUT JOINDER OF THE NON-INITIATING MEMBER, IMMEDIATELY DELIVER THE DEPOSIT TO THE COMPANY IN CASH OR OTHER IMMEDIATELY AVAILABLE FUNDS. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION THE MEMBERS HAVE SEPARATELY INITIALED THIS SECTION.

_/s/ MC             _/s/ JAT_____
Initials                    Initials

(B)    In addition to the rights and remedies set forth in Section 11.02(e)(ii)(A), if the Non-Initiating Member defaults in its obligations pursuant to this Section 11.02, such shall be deemed a Buyout Default by the Non-Initiating Member and the Initiating Member shall be free to cause the Company to sell the Company’s entire interest in the Sale Projects without any further compliance with or restriction imposed by this Article; provided, however, that any such sale is in an arm’s length transaction with a purchaser that is not an Affiliate of the Initiating Member.

11.03    No Waiver. Neither the exercise of any right, making of any election or consummation of any sale pursuant to this Article shall be or be deemed to be a release or waiver of any right or remedy any Member may have with respect to any act or omission occurring prior to the consummation of such sale, including without limitation any Event of Default.

11.04    Sale of All Projects. In the event that the Initiating Member commences a Forced Sale process with respect to all (but not less than all) of the Projects then owned by the Company and the Non-Initiating Member elects to purchase all the Projects in accordance with this Article XI, then the Non-Initiating Member may simultaneously elect to structure such purchase as a purchase of the entire Interest of the Initiating Member in lieu of a purchase of all the Projects. In such event, if the Non-Initiating Member so elects to purchase the entire Interest of the Initiating Member, then the Closing shall take place in the manner set forth in Sections 10.04 through 10.07, with the “Buyout Default” replaced by the election under this Section of the Non-Initiating Member to purchase the entire Interest of the Initiating Member, the “Defaulting Member” replaced by the Initiating Member, the “Non-Defaulting Member” replaced by the Non-Initiating Member, and the “Default Price” replaced by the total amount determined by the Company’s accountants that would be distributed to the Initiating Member pursuant to Section 10.03(b)(i) if the sale price for all the Company assets were the Offer Price. Both Members shall reasonably cooperate with one another to consummate a Forced Sale of all the Projects in the manner described in this Section if the Non-Initiating Member so elects to purchase the entire Interest of the Initiating Member in lieu of purchasing all the Projects directly.

ARTICLE XII.
REPRESENTATIONS AND WARRANTIES

12.01    Operator Representations and Warranties.

(a)    Representations and Warranties. In addition to the representations and warranties set forth elsewhere in this Agreement, to induce the Investor to enter into this Agreement, the Operator makes the following representations and warranties as of the date of the execution of this Agreement:

(i)    Party In Interest. The Operator acknowledges that the Investor is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000, et seq., as

amended (the “Education Code”). As a result, the Operator acknowledges that the Investor is prohibited from engaging in certain transactions with or for the benefit of an “employer”, “employing agency”, “member”, “beneficiary” or “participant” (as those terms are defined or used in the Education Code). In addition, the Operator acknowledges that the Investor may be subject to certain restrictions and requirements under the Code. Accordingly, the Operator represents and warrants to the Investor that (1) the Operator is neither an employer, employing agency, member, beneficiary or participant; (2) the Operator has not made any contribution or contributions to the Investor; (3) neither an employer, employing agency, member, beneficiary nor participant, nor any person who has made any contribution to the Investor, nor any combination thereof, is related to the Operator by any relationship described in Section 267(b) of the Code; (4) neither the Investor, if engaged, the Special Consultant, nor any of their Constituents (collectively an “Investor Person”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any Investor Person have any agreement or arrangement with, the Operator or any person or entity affiliated with the Operator, relating to the transactions contemplated by this Agreement except as expressly set forth in this Agreement; and (5) except for publicly traded shares of stock or other publicly traded ownership interests, no Investor Person has any direct or indirect ownership interest in the Operator or any person or entity affiliated with the Operator.

(ii)    Ownership of Operator. Operator is a limited liability company organized under the Laws of the State of Delaware. TPG LP is the sole managing member of Operator and owns at least two-thirds (2/3) of the membership interests in Operator. Madison International Realty LLC or its Affiliates collectively own up to one-third (1/3) of the membership interests in Operator and holds no approval rights over any decisions of the Operator as the Manager of the Company. TPG LP is a limited partnership organized under the Laws of the State of Maryland, the sole general partner of which is TPGI.

(iii)    Insurance. Operator or its Affiliate maintains errors and omissions insurance providing a prudent amount of coverage applicable to Operator’s duties, obligations and liabilities under this Agreement, including without limitation Operator’s duties, obligations and liabilities as Manager. Operator shall provide to Investor the name of its insurer and the amount of coverage under said policy.

(iv)    Insider Trading. Operator has implemented and enforces a policy designed to insure that its employees and individuals subject to its control do not engage in illegal insider trading proscribed by federal and state securities Laws.

(v)    California Qualification. TPG LP, if required by Law, is registered in California as an investment advisor and it is in compliance with Laws with respect to foreign (non-California) corporations.

(vi)    Bonding. TPG LP meets the bonding requirements provided by Section 412 of the Employment Retirement Income Security Act of 1974 (ERISA) or carries at least an equivalent fidelity bond applicable to Operator’s duties, obligations and liabilities under this Agreement, including without limitation Operator’s duties, obligations and liabilities as Manager.

(vii)    Advisers Act. TPG LP is registered as an investment adviser under the Investment Advisers Act of 1940 and agrees to furnish to the Investor such evidence thereof as the Investor may, from time to time, reasonably request.

(viii)    No Delegation. Operator has not delegated its responsibilities as Manager under this Agreement.

(ix)    Registrations. Operator has completed, obtained and performed all registrations, filings, approvals, authorizations, consents or examinations required by any governmental authority for its acts in its capacity as Manager under this Agreement.

(x)    Changes in Circumstances. Operator Entities agree to promptly notify Investor of any changes in their compliance with the representations and warranties stated herein and agree to restore the representations and warranties, as required by Investor, in the event of a lapse. In the absence of a notice to Investor to the contrary, Investor has the right to rely on the ongoing effectiveness of each representation and warranty contained herein.

(xi)    Communication with Investor’s Board. Neither Operator, nor any Key Individual, nor other of Operator’s Constituents (excluding any Persons solely to the extent that such Persons are shareholders of TPGI, but not otherwise (the “Excluded Persons”)) has communicated with any member of Investor’s governing Board concerning any matters related to the transactions contemplated by this Agreement, or such Board’s evaluation thereof; notwithstanding the foregoing, Operator and/or any Key Individual may meet with and communicate with members of Investor’s governing Board with regard to the Company or the assets owned by the Company, but only in response to inquiries about the Company or its portfolio by such Board members, or otherwise at the request of Investor’s staff, and provided that such communications comply with California Education Code section 22364 and the policies of the Teachers’ Retirement Board.

(xii)    Gifts and Campaign Contributions. Neither Operator, nor any Key Individual, nor any other of Operator’s Constituents (excluding the Excluded Persons) has made any gifts or campaign contributions to any member of Investor’s governing Board or candidates for the Board, or to the Governor, Controller, Treasurer or Superintendent of Public Instruction of California, or any person seeking any of those offices, during the twelve (12) month period preceding the initial offering to Investor of the investment represented by this Agreement or subsequently.

(xiii)    No Placements or Solicitations. No third party, which may include placement, solicitation, referral, promotion, introduction or matchmaker agents, has been used to assist Operator in connection with Investor’s investment in the Company.

(xiv)    Insider Trading. Operator and its Affiliates have implemented and enforce a policy designed to insure that its employees and individuals subject to its control do not engage in illegal insider trading proscribed by federal and state securities Laws.

(b)    Contribution Request. Each submission of a Contribution Request shall be deemed a representation and warranty by the Operator that each of the representations and warranties set forth in Section 12.01(a) remains true as if made on the date of such Contribution Request.

12.02    Mutual Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)    Authorization. The Member is duly organized, validly existing, and in good standing under the Law of its state of organization and that it has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder and that all actions necessary for the due authorization, execution, delivery and performance by that Member of this Agreement have been duly taken.

(b)    Compliance with Other Instruments. The Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound.

(c)    No Litigation. That there is no litigation existing, pending or, to the Member’s knowledge, threatened, against such Member or its Affiliates, which if determined adversely to the Member or its Affiliates would adversely affect the ability of the Member to fulfill its obligations in accordance with the terms of this Agreement or which would have a material adverse effect on the financial condition of the Member or its Affiliates.

(d)    Purchase Entirely for Own Account. The Member is acquiring its Interest in the Company for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking, agreement or arrangement of any kind with any person to sell, transfer or pledge to any person its interest or any part thereof nor does such Member have any plan to enter into any such agreement.

(e)    Investment Experience. By reason of its business or financial experience, the Member has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

(f)    Disclosure of Information. The Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.
(g)    Federal and State Securities Laws. The Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities Laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such Laws and subject to the transfer restrictions set forth in Article VIII, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements. In this connection, the Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933.

12.03    Survival of Representations and Warranties. All representations and warranties contained in this Article shall survive the execution and delivery of this Agreement.

ARTICLE XIII.
INVESTOR MATTERS

13.01    Exculpation.

(a)    Investor. Due to the unique nature of Investor not being a corporation or limited liability company with statutorily provided limitations on the liability of its Constituents, the parties wish to provide for such limitation on liability by agreement. Accordingly, the parties agree that no present or future Constituent of the Investor shall have any personal liability, directly or indirectly, and recourse shall not be had against any such Constituent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement. The Operator hereby waives and releases any and all such personal liability and recourse. In addition, the Operator agrees that all persons dealing with the Investor must look solely to the Investor’s Interest in the Company for the enforcement of any claims against or liability of the Investor. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to the Investor provided by Law or in any other contract, agreement or instrument.

(b)    Operator. The parties agree that no present or future Constituent of the Operator shall have any personal liability, directly or indirectly, and recourse shall not be had against any such Constituent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement. The Investor hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to the Operator provided by Law or in any other contract, agreement or instrument.

13.02    Role of CCN.

(a)    The parties to this agreement acknowledge and agree that Cox, Castle & Nicholson LLP (“CCN”) has represented and will represent only the parties named in this Section in connection with this Agreement and all other agreements contemplated by this Agreement, including without limitation any Project Partnership, and the agreements and transactions contemplated by those agreements (collectively the “Agreements and Transactions”). Specifically, (a) CCN will represent Investor; (b) CCN will represent the Company in connection with the acquisition of the Projects and may represent the Company and/or Title Holding Subsidiaries in connection with other Company matters as well; and (c) CCN may represent Investor and TPG/CalSTRS, LLC as set forth in the TPG/CalSTRS Agreement. CCN will not and does not represent any other person or entity concerning the Agreements and Transactions.

(b)    Specifically, no attorney/client relationship exists or will exist between CCN, on one hand, and Operator or any of its Affiliates, on the other hand, concerning the Agreements and Transactions, or any other matter, and CCN shall have no duties to Operator or any of its Affiliates. Operator covenants and agrees that in no event may Operator or any of its Affiliates seek to disqualify CCN from any matter on the ground that CCN undertook duties to the Operator or any of its Affiliates based upon CCN’s representation of the Investor, the Company and/or any Project Partnership in the matters described above.

(c)    The parties to this agreement acknowledge that the Company must be formed before the Company can undertake any Project. The parties further acknowledge that, as a practical matter, the transactions which will create the Company will overlap in time with the acquisition of the Projects. Thus, CCN’s work concerning the formation of the Company will proceed simultaneously with the acquisition of the Projects. This means that CCN will carry out some of its work on behalf of the Company before the Company exists. Notwithstanding this fact, the parties agree that CCN will not take on any duty to any member of the Company individually by virtue of performing services for the Company before its formation is complete and specifically that neither Operator nor any of its Affiliates shall be CCN’s clients.

(d)    The parties to this agreement further acknowledge and agree that the Company and/or Title Holding Subsidiaries, or any of them, may engage CCN for advice or representation on matters in addition to the Agreements and Transactions once the Company is formed. The parties agree that in performing such services, CCN will not be deemed to undertake any relationship with, or duty to, any individual member of the Company and specifically that neither Operator nor any of its Affiliates shall be CCN’s client.

(e)    Operator covenants and agrees for itself and each of its Affiliates that in no event may Operator or any of its Affiliates seek to disqualify CCN from any matter based on work CCN agrees to perform for the Company. By way of example and not of limitation, in the event any dispute or controversy arises between Operator or any of its Affiliates, on the one hand, and the Company, or Investor (or any of their Affiliates), on the other hand, then CCN may represent the Company, the Investor, their Affiliate(s), or any of them, in any such dispute or controversy.
ARTICLE XIV.
MISCELLANEOUS

14.01    Notices and Approvals. Any notice, approval, consent, payment, demand, communication, authorization, delegation, recommendation, agreement, offer, report, statement or disclosure required or permitted to be given or made under this Agreement, whether or not expressly so stated, shall not be effective unless and until given or made in writing and shall deemed to have been duly given or made as of the following date (the “Effective Date”): (i) if delivered personally by courier or otherwise, then as of the date delivered or if delivery is refused, then as of the date presented; or (ii) if sent or mailed by certified U.S. mail, return receipt requested, or by Federal Express, Express Mail or other mail or courier service, then as of the date received. All such communications shall be addressed as follows (which address(es) for a party may be changed by that party from time to time by written notice to the other parties). No such communications to a party shall be effective unless and until deemed received at all address(es) for such party. E-mail addresses and facsimile numbers, if included, are for convenience only. No notice, approval, consent, demand or other communication delivered by

e-mail or facsimile shall be of any force or effect unless and until also delivered in a manner otherwise authorized by this Section.

If to the Company:        To its principal offices

If to Operator:    TPG Austin Partner, LLC
c/o Thomas Properties Group, LP
515 Flower Avenue, 6th Floor
Los Angeles, California 90071
Attention: Mr. James A. Thomas
Phone: (213) 613-1900
Fax: (213) 633-4760

And:

Attention: Mr. John Sischo
Co-Chief Operating Officer
Phone: (213) 613-1900
Fax: (213) 633-4760

And:

Attention: Mr. Paul S. Rutter
Co-Chief Operating Officer
Phone: (213) 613-1900
Fax: (213) 633-4760

and a copy to:
Gilchrist & Rutter
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Attention: Jonathan S. Gross, Esq.
Phone: (310) 393-4000
Fax: (310) 394-4700

If to Investor:    California State Teachers’ Retirement System
100 Waterfront Place, 16th Floor
West Sacramento, California 95605-2807
Attention: Michael J. Thompson
Phone: (916) 414-7978
Fax: (916) 414-7984

And:

Attention: Lamont T. King, Esq.
Phone: (916) 414-1730
Fax: (916) 414-1723

And:

Attention: Jennifer J. Yamane, Esq.
Phone: (916) 414-1719
Fax: (916) 414-1723

With a copy to:

Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, California 90067
Attention: Douglas P. Snyder, Esq.
Phone: (310) 284-2200
Fax: (310) 284-2100

14.02    Statutes. Any reference herein to any Law, or any section or provision thereof, shall be deemed to include any future amendments thereto and any similar provisions of Law that may hereafter replace or be substituted for such provision, whether or not designated by the same title or number.

14.03    Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions within this Agreement.

14.04    Cumulative Remedies. No remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but rather each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute, including without limitation the right to petition a court to have a receiver appointed to manage the Projects.

14.05    Litigation Without Termination. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement, or any agreement entered into in connection with this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company.

14.06    Successors and Assigns. This Agreement shall not be assigned or otherwise transferred (by operation of law or otherwise) by any Member except as is otherwise permitted hereby. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

14.07    Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by both Members.

14.08    Governing Law. Except as otherwise expressly provided, this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to choice of law principles which might indicate that the Law of some other jurisdiction should apply.

14.09    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Agreement shall not be construed against either Member but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by both Members jointly.

14.10    No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto to, any person or entity not a party to this Agreement.

14.11    Further Assurances. Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement.

14.12    Merger of Prior Agreements. Subject to Section 1.08, this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, any term sheet or letter of intent, which shall be of no further force or effect upon execution of this Agreement by both Members.

14.13    Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all Costs of Litigation incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder. In addition to the foregoing award of Costs of Litigation, the prevailing party shall also be entitled to recover its Cost of Litigation incurred in any post judgment proceedings to collect or enforce any judgment. This provision is separate and several and shall survive the merger of this Agreement or any such other document into any judgment on this Agreement or such document.

14.14    Time. Time is of the essence of this Agreement. For purposes of this Agreement “business day” shall mean any day other than a Saturday, Sunday, California State or national holiday or other day on which commercial banks in California are generally not open for business. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run to and include the next day which is a business day.

14.15    Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

14.16    No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and executed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

14.17    Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

14.18    Appendices, Schedules and Exhibits. All references in this Agreement to exhibits and schedules shall, unless otherwise expressly provided, be deemed to be references to the appendices, exhibits and schedules attached to this Agreement. All such appendices, exhibits and schedules attached hereto are incorporated into and made a part of this Agreement as though fully set forth herein.

14.19    Provisions Governing Actions for Indemnity. The following provisions govern actions for indemnity under this Agreement or any document or instrument executed pursuant to this Agreement. The indemnitor shall be responsible for any costs, expenses, judgments, damages, liability and losses incurred by the indemnitee with respect to any and all indemnified claims, and the indemnitor, at the indemnitor’s sole cost and expense, shall assume the defense of any and all indemnified claims, with counsel reasonably acceptable to the indemnitee; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential conflicting interests between such indemnitee and any other party represented in such proceeding by counsel retained by the indemnitor. Any delay by the indemnitee in delivering written notice to the indemnitor after indemnitee receives notice of an indemnified claim shall not relieve the indemnitor of any liability to the indemnitee unless, and then only to the extent that, such delay is actually prejudicial to the indemnitor’s ability to defend such action, and the failure to deliver written notice to the indemnitor will not relieve the indemnitor of any other liability that it may have to any indemnitee. The settlement of a claim without the prior written consent of the indemnitor shall not release the indemnitor from liability with respect to such claim if the indemnitor has unreasonably withheld consent to such settlement or has failed to provide or pay for a defense thereof as provided herein. All fees, costs and expenses to be paid by indemnitor hereunder shall be made on a “paid as incurred” basis within thirty (30) days of the indemnitor’s receipt of a statement or invoice therefor. Should the indemnitor object to any such fees, costs or expenses the indemnitor shall nevertheless pay such fees, costs and expenses within said thirty (30) days which payment, if expressly stated in writing at the time of such payment to be “under protest”, shall not prejudice the indemnitor’s right to subsequently object to such fee, cost or expense paid under protest.

14.20    Signer’s Warranty. Each individual executing this Agreement on behalf of an entity hereby represents and warrants to the other party or parties to this Agreement that (i) such individual has been duly and validly authorized to execute and deliver this Agreement and any and all other documents contemplated by this Agreement on behalf of such entity; and (ii) this Agreement and all documents executed by such individual on behalf of such entity pursuant to this Agreement are and will be duly authorized, executed and delivered by such entity and are and will be legal, valid and binding obligations of such entity.

14.21    No Offer or Binding Contract. The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be a legally binding contract or an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Members have fully executed and delivered this Agreement.

14.22    Communications, Contributions and Gifts Policy.

(a)    Investor requires any party who engages in business with Investor for gain to periodically provide certain disclosures relating to communications, contributions and gifts. Operator has reviewed and is familiar with Section 600 of the CalSTRS Policy Manual (as the same may be revised from time to time, and including all applicable rules and regulations pursuant thereto, provided that Operator has received notice from Investor of any such revisions, rules and regulations, individually and collectively, “Section 600”). The CalSTRS Key Personnel covered by Section 600 are listed on the CalSTRS website (http://CalSTRS.com; search “Key Personnel”), as it may be updated from time to time. The information to be provided by Operator to Investor pursuant to Section 600 shall be provided by all Key Individuals, and by any other Constituent of Operator reasonably designated in writing by Investor to Operator (excluding all Excluded Persons), and any Constituent of Operator (excluding all Excluded Persons) who now or hereafter submits, or is requested by Investor or otherwise required by Section 600 to submit, Form 600-H (Disclosure of Contributions and Gifts) or Form 600-J (Disclosure of Placement Agent Relationships) to Investor (such persons are individually and collectively the “Reporting Persons”).

(b)    Unless notified by Investor that Section 600 is no longer applicable, Operator agrees to provide the information required of Operator and the Reporting Persons by Section 600. Investor shall provide prompt notice to Operator of any revision to Section 600, and shall cooperate in good faith with Operator to explore reasonable means of avoiding a violation of Section 600 prior to its occurrence.

(c)    Without limiting the obligation of Operator to make inquiry of the Reporting Persons, in the event Operator or any Reporting Person inadvertently failed to disclose any information that was required to be disclosed pursuant to Section 600, then Operator shall have thirty (30) days from the date Operator or such Reporting Person first became aware of such failure to remedy such breach of Section 600.

(d)    The reasonable cost of attendance at meetings of the Management Committee, annual or other periodic meetings of the Members or site visits to Projects or potential Projects borne by CalSTRS Key Personnel or by the Company, including but not limited to the reasonable cost of any travel, accommodations, materials, meals, or refreshments, shall not be deemed to violate Section 600 or require any notice by Operator pursuant to Section 600.

(e)    Operator has reviewed and agrees that Operator and the Reporting Persons shall comply with Investor’s Investment Relationship and Campaign Contributions regulations, codified at California Code of Regulations, Title 5, Division 3, Chapter 1, Article 14, Section 24010 et seq., available at http://www.oal.ca.gov/CCR.htm (as the same may be revised from time to time pursuant to the California Administrative Procedure Act, the “Regulations”).

(f)    (i) In the event that (1) Operator or any Reporting Person fails to timely provide the information required by Section 600, or (2) there is a violation of Section 600 by Operator or any Reporting Person, in either case subject to Operator’s cure right pursuant to subsection (c) above; or (ii) in the event that there is a violation of the Regulations by Operator or any Reporting Person that falls outside the safe harbor of Section 24012(d) of the Regulations; then in any such case (A) Investor may elect to terminate the Investment Period with respect to any and all new Projects that have not then received Initial Certification, and (B) Investor may, at its option, disqualify Operator, the Reporting Persons and their respective Affiliates from entering into any future transactions with Investor or its Affiliates for a period of up to two (2) years.

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signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

“Investor”    CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity

By: /s/ Michelle Cunningham
Michelle Cunningham, CFA
Deputy Chief Investment Officer
(Acting)

“Operator”                TPG AUSTIN PARTNER, LLC,
a Delaware limited liability company

By:    THOMAS PROPERTIES GROUP, LP,
a Maryland limited partnership,
Managing Member

By:     THOMAS PROPERTIES GROUP, INC.,
a Delaware corporation,
General Partner

By: /s/ James A. Thomas
James A. Thomas, President and
Chief Executive Officer

EXHIBIT A
DEFINITIONS
“Additional Contribution” is defined in Section 4.03.
“Adjusted Book Basis” is defined in Exhibit C.
“Adjusted Book Capital Account” is defined in Exhibit C.
“Adjustment Amount” is defined in Section 4.06(a)(ii).
“Advisor Agreement” is defined in Section 1.08.
“Affiliate” means, with reference to a specified Person (provided, however, that in no event shall the Company be deemed an Affiliate of any Member):
(a)    a Person that, directly or indirectly, through one or more intermediaries, has control of, is controlled by or is under common control with, the specified Person;
(b)    any Person that is an officer, director, controlling shareholder, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, controlling shareholder, general partner, managing member or trustee, or serves in a similar capacity; or
(c)    with respect to Operator, any Key Individual and any Constituent thereof; provided, however, that MIRELF IV REIT Austin, LLC shall not be deemed an Affiliate of Operator based on facts existing on the date hereof.
“Agreement” means this Operating Agreement, including all Exhibits, as it may be amended.
“Agreements and Transactions” is defined in Section 13.02.
“Annual Budget” is defined in Section 3.01(a).
“Annual Business Plan” is defined in Section 3.01(a).
“Annual Plan” is defined in Section 3.01.
“Appraisal” means the following procedure pursuant to which the Appraised Value shall be determined:
(a)    The Members may, for such period and by such means as they may deem appropriate in their sole discretion, attempt to mutually agree in writing upon a value to be assigned as the Appraised Value; provided, however, that if an appraisal of a Project pursuant to Section 1.04 of Exhibit E has been completed within six (6) months prior to the date as of which the Appraised Value is to be established, the value established by such appraisal shall be deemed the Appraised Value.

(b)    If the Appraised Value is not agreed upon or established in the manner described in paragraph (a) of this definition, the Investor shall appoint one (1) Qualified Appraiser and provide Operator with notice thereof. Within five (5) days following the receipt of notice of Investor's Qualified Appraiser, the Operator shall either agree to the Investor's Qualified Appraiser or appoint a second (2nd) Qualified Appraiser and give notice to the Investor of the person so appointed. If the Operator fails to appoint a second (2nd) Qualified Appraiser within the time period specified, the Qualified Appraiser appointed by the Investor shall proceed to make the Appraisal as herein set forth, and the determination of the Appraised Value made by the Qualified Appraiser appointed by the Investor shall be conclusive on the Members. If two (2) Qualified Appraisers are appointed, then such appointed Qualified Appraisers shall thereafter appoint a third (3rd) Qualified Appraiser. If the two (2) appointed Qualified Appraisers fail to appoint a third (3rd) Qualified Appraiser within ten (10) days following the Investor's receipt of written notice from the Operator notifying the Investor of the appointment of the second (2nd) Qualified Appraiser, either Member may petition a court of competent jurisdiction to appoint a third (3rd) Qualified Appraiser, in the same manner as provided for the appointment of an arbitrator pursuant to California Code of Civil Procedure Section 1281.6.
(c)    The Qualified Appraiser or three (3) Qualified Appraisers, as the case may be, shall promptly fix a time for the completion of the Appraisal, which shall not be later than thirty (30) days from the appointment of the last Qualified Appraiser, if there are three (3) Qualified Appraisers, or forty-five (45) days following the appointment of the single Qualified Appraiser if there is to be only one (1) Qualified Appraiser. The Qualified Appraiser(s) shall determine the Appraised Value by determining the fair market value of the assets to be appraised (other than cash in Company accounts), such being the fairest price estimated in the terms of money which the Company could obtain if such assets were sold, for all cash, in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the business of the Company and such assets. If the Qualified Appraiser(s) are not able to agree upon a single Appraised Value, each shall render its own Appraisal. Upon submission of the Appraisals setting forth the opinions as to the Appraised Value, the two (2) such Appraisals which are nearest in amount shall be retained, the third (3rd) Appraisal shall be discarded, and the average of the two (2) retained appraisals shall constitute the “Appraised Value”; provided, however, that if one (1) Appraisal is the mean of the other two (2) Appraisals, such Appraisal shall constitute the “Appraised Value”.
(d)    If three (3) Qualified Appraisers are appointed, the Investor shall pay for the services of the Qualified Appraiser appointed by the Investor, the Operator shall pay for the services of the Qualified Appraiser appointed by the Operator and the cost of the services of the third (3rd) Qualified Appraiser shall be paid one-half (1/2) by the Investor and one-half (1/2) by the Operator. The costs of the services of the Company's accountants and, in the event only one (1) Qualified Appraiser is appointed, the cost of the services of such Qualified Appraiser shall be paid one-half (1/2) by the Investor and one-half (1/2) by the Operator.
“Appraised Value” of an asset or assets shall be the value of such asset(s) as determined by Appraisal.
“Approved Environmental Costs” means, with respect to each Project (a) the cost of any Environmental Remediation for the Project that does not exceed the amount provided therefor in the Company Plans; and (b) the cost of any Environmental Remediation for the Project that does exceed the amount provided therefor in the Company Plans, but only to the extent that such excess is not attributable to or necessitated by any lack of Due Care by the Manager, including without limitation any lack of Due Care in connection with the investigation or quantification of the nature or extent of any Hazardous Materials or the estimation or budgeting of the cost of any Environmental Remediation.
“Approved Environmental Parameters” means that, subject to the following provisions and restrictions, the Company will prudently accept environmental exposure and potential liability in a manner consistent with overall industry standards applicable to institutional investors acting in a like manner under similar circumstances. In addition, “Approved Environmental Parameters” means that all environmental risks associated with such environmental condition will be appropriately mitigated by factors that may include, but are not limited to, specific Environmental Remediation, environmental insurance, indemnifications by creditworthy indemnitors, agreements with regulatory authorities, and the legal structure of ownership, all as determined by the Manager in the exercise of Due Care. The appropriate level of environmental risks to be assumed and the appropriate mitigation measures to be employed shall be detailed in environmental procedures adopted and maintained for the Company by the Manager in the exercise of Due Care.
“Available Cash” means the amount, if any, by which (a) the sum of (i) all cash receipts of the Company prior to any applicable determination date (including without limitation all cash receipts realized from operations of the Company, but excluding however all Capital Proceeds), plus (ii) the amount of any reduction in reserves; exceeds (b) the sum of (i) all cash disbursements of the Company prior to such determination date (including without limitation all costs and expenses of the Company and all distributions to the Members in their capacities as such , but excluding any Capital Proceeds), plus (ii) the amount of any increase in reserves (including, without limitation, any reserve for capital expenditures and/or development of Projects) for anticipated cash disbursements provided for in the then applicable Annual Plan or otherwise recommended by the Manager and approved by the Management Committee.
“Book Basis” is defined in Exhibit C.
“Book Capital Account” is defined in Exhibit C.
“Book Depreciation” is defined in Exhibit C.
“Book Gain or Loss” is defined in Exhibit C.
“Buyout Default” means (a) an Event of Default consisting of the third (3rd) failure by the Defaulting Member to contribute capital in accordance with the procedures set forth in Exhibit D; (b) an Event of Default resulting from gross incompetence, willful misconduct, bad faith, fraud, misappropriation of funds or criminal acts; (c) an Event of Default which causes damages in an amount equal to or exceeding Five Hundred Thousand Dollars ($500,000); (d) a Key Individual Default; (e) an Event of Default under Section 10.01(a)(iii), (iv) or (v) relating to bankruptcy or insolvency; (f) an Event of Default under Section 10.01(a)(vi) relating to a default by TPG Services under any TPG Services Agreement; or (g) an Event of Default under Section

10.01(a)(vii) relating to a default by the Company caused by an Event of Default by Operator or an Affiliate of Operator.
“Buyout Notice” is defined in Section 10.02.
“CalSTRS Key Personnel” means those persons listed at http://www.calstrs.com/About%20CalSTRS/Teachers%20Retirement%20Board/calstrs_key_personnel.pdf.
“CalSTRS Policy Manual” means the California State Teachers' Retirement Board Policy Manual available on CalSTRS' website (http://CalSTRS.com, search “Policy Manual”; or go to http://www.calstrs.com/About%20CalSTRS/Teachers%20Retirement%20Board/BoardPolicyManual.pdf).
“CalSTRS Real Estate Policies” means the California State Teachers' Retirement System Real Estate Policies, Investment Branch, dated February 2004, as adopted and revised by Investor from time to time.
“Capital Proceeds” means the amount, if any, by which the sum of all cash receipts of the Company realized prior to any applicable determination date from capital contributions or the sale, financing and/or refinancing of the Company or its assets exceeds the sum of (a) all cash disbursements of the Company made prior to such determination date related to any such sale, financing or refinancing transaction, plus (b) the amount of any increase in capital reserves (including, without limitation, any reserve for capital expenditures and/or development of Projects) for anticipated capital requirements provided for in the then applicable Annual Plan or otherwise recommended by the Manager and approved by the Management Committee.
“Cash Shortfall” is defined in Exhibit C.
“CBD Projects” means the five (5) Projects commonly known as Frost Bank Tower, 300 West 6th Street, San Jacinto Center, One Congress Plaza and One American Center.
“CCN” is defined in Section 13.02.
“Closing” is defined in Section 10.04(a) or Section 11.02(b), as applicable.
“Closing Date” is defined in Section 10.04(a) or Section 11.02(b), as applicable.
“Code” is defined in Exhibit C.
“Company” means the limited liability company governed by this Agreement.
“Company Minimum Gain” is defined in Exhibit C.
“Company Plans” means, collectively, the Project Plans and the then applicable Annual Plan.
“Competing Properties” is defined in Section 3.04(c).

“Constituent” means, with respect to any Person, such Person's board members, officers, directors, shareholders, partners, members, retirants, beneficiaries, trustees, agents, employees, internal investment contractors, representatives, Affiliates and, with respect to Operator, the Key Individuals.
“Contributing Member” is defined in Section 4.06(a).
“Contribution Request” is defined in Exhibit D.
“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Costs of Litigation” means all fees, costs and expenses incurred in litigation, including without limitation court costs, attorney fees and expert witness fees. Fees, costs and expenses not included within those allowed by statute shall be set forth in the parties' pleadings and shall be proven and awarded in the judgment to the prevailing party after the conclusion of the trial on all other issues. Such award, at the discretion of the court, may be based on proof in a separate trial before the trial judge alone, by declarations or by a noticed motion. The right to trial by jury on such fees, costs and expenses is hereby waived.
“Default Price” is defined in Section 10.03(b)(ii).
“Defaulting Member” is defined in Section 10.01(b).
“Defeasance Costs” is defined in Section 11.01(d).
“Delaware Act” means the Delaware Limited Liability Company Act (6 De1.C. § 18-101, et seq.), as hereafter amended from time to time.
“Deposit” is defined in Section 11.02(a).
“Due Care” shall mean to act in good faith, in the best interests of the Company, within the scope of one's authority, with the care, skill and diligence (including diligent inquiry) under the circumstances then prevailing that a prudent real estate professional experienced in such matters would use and otherwise in accordance and compliance with the standards set forth in California Education Code Sections 22250 through 22257.
“Economic Risk of Loss” is defined in Exhibit C.
“Education Code” is defined in Section 12.01(a)(i).
“Effective Date” is defined in Section 14.01.
“Environmental Remediation” means (a) all those activities necessary to detect, investigate, remove, monitor, remediate, mitigate, safeguard the environment and public health from, and properly dispose of, Hazardous Materials, including without limitation obtaining all permits and filing all applications, notifications and other instruments required by Law; (b) the removal of any remaining underground storage tanks; (c) all those actions necessary to achieve a “no further action” or closure status from all applicable regulatory and governmental agencies related to all removed and former underground storage tanks, without the imposition of institutional controls (such as deed restrictions); and (d) remediation of soil, improvements and water, disposal of materials and restoration of the Project such that the Project is in compliance with all applicable Environmental Laws (or, if there are no applicable Environmental Laws establishing remediation levels for such Hazardous Materials, to the remediation levels recommended by the environmental consultant for the Project), all as necessary to obtain written approval from all applicable regulatory and governmental agencies of the remediation levels achieved and, if the Project includes residential use, result in a finding of no significant health risk (without use of mitigation measures) through the performance of an appropriate health risk assessment by the environmental consultant for the Project.
“Escrow Holder” is defined in Section 11.02(a).
“Event of Default” is defined in Section 10.01.
“Excluded Persons” is defined in Section 12.01(a)(xi).
“Existing Entitlements” is defined in Exhibit K.
“Existing Loans” is defined in Section 11.01(a).
“Final Settlement Statement” is defined in Section 10.05.
“Fiscal Year” is defined in Exhibit C.
“Forced Sale” is defined in Section 11.01(a).
“Forced Sale Lockout Date” means the earlier of (a) the third (3rd) anniversary of the date of this Agreement, or (b) the date on which a Management Committee Deadlock occurs after the first (1st) anniversary of the date of this Agreement.
“Formation Transactions” is defined in Recital C.
“Gross Buyout Amount” is defined in Section 10.03(b)(ii).
“Hazardous Materials” shall mean (a) any flammables, explosive or radioactive materials, chemical substances, pollutants, contaminants or hazardous or toxic wastes, materials or substances or related materials whether solid, liquid or gaseous in nature, including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said Laws; (b) those substances listed in the United States Department of Transportation Table

(49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (c) those substances defined as “hazardous wastes,” “hazardous substances” or “toxic substances” in any similar federal, state or local Laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing Laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State in which the applicable Project is located or any political subdivision thereof; (d) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local Law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material all as amended; (e) petroleum or any by-products thereof; (f) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said Law; (g) asbestos in any form or condition; (h) polychlorinated biphenyls; (i) radon; or (j) mold or fungi which is known to cause harm to human health.
“Holdback Amount” is defined in Section 10.06.
“Holding Period” means (i) with respect to each of the CBD Projects, ten (10) years after the date of formation of the Company, and (ii) with respect to each of the Suburban Projects, twelve (12) months after the date of formation of the Company. The Holding Period for any Project may be extended by Unanimous Approval of all Representatives.
“Income Tax Regulations” is defined in Exhibit C.
“Initial Book Capital Account” is defined in Exhibit C.
“Initial Contribution” is defined in Section 4.02.
“Initiating Member” is defined in Section 11.01(a).
“Initiating Notice” is defined in Section 11.01(a).
“Interest” means in respect to any Member, all of such Member's right, title and interest in and to the management, information, allocations, distributions and capital of the Company, and any and all other interests in the Company, in accordance with the provisions of this Agreement and the Delaware Act.
“Investor” means California State Teachers' Retirement System, a public entity, and its permitted successors and assigns.
“Investor Person” is defined in Section 12.01(a)(i).
“Key Individual Default” shall mean the failure of Operator to cause the Key Individuals to devote the amount of their time to the day to day operations of Operator and/or the Company necessary for the effective and efficient performance of the Operator's duties and obligations, including without limitation Operator's duties and obligations as Manager.
“Key Individual Trigger” shall mean the departure, the death or the inability, due to physical or mental infirmity to perform all of his or her duties to the Company and/or Operator for a period of two (2) consecutive months or an aggregate of ninety (90) days in any one hundred eighty (180) day period, of any three (3) Key Individuals at any one time; provided, however, that the departure, death or incapacity of a Key Individual shall be deemed not to have occurred if (i) within one hundred eighty (180) days following such departure, death or incapacity either (1) Operator provides a replacement for such departing, deceased or incapacitated Key Individual that the Investor deems (in writing), in its reasonable discretion, to be a suitable replacement, or (2) Investor (in writing), in its sole and absolute discretion, waives the requirement for such a replacement (which waiver, if given, shall be limited to the specific instance for which it is given and shall not be deemed a waiver with respect to any other departing, deceased or incapacitated Key Individual); and (ii) the Investor receives assurances from Operator satisfactory to the Investor, in its reasonable discretion, that all Key Individuals' compensation is dependent, to a significant degree, upon the financial success of the Company.
“Key Individuals” means James A. Thomas, John R. Sischo, Paul S. Rutter, Diana M. Laing, Randall L. Scott and Thomas S. Ricci (or any replacement for any of them approved pursuant to the preceding definition), collectively; the term “Key Individual” means any one (1) of the Key Individuals.
“Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders, judicial decisions, common law and other governmental, quasi-governmental and utility company requirements (including those relating to labor and employment, the environment, health and safety, or handicapped persons).
“Leasing Guidelines” means a lease plan prepared by the Manager and approved by the Management Committee for a particular Project.
“Losses” is defined in Exhibit C.
“Management Committee” is defined in Section 2.01.
“Management Committee Deadlock” means the final vote of an equal number of Representatives both in favor of, and in opposition to, any action proposed to be taken by the Management Committee in accordance with Exhibit D.
“Management Fee” is defined in Exhibit H.
“Manager” is defined in Section 2.03(a).
“Manager Fees” is defined in Section 2.05(c).
“Material Breach” means any breach or default by a Member (including without limitation Operator in its capacity as Manager) of any material covenant, duty, obligation, representation or warranty under this Agreement and/or any exhibit hereto; provided, however, that in any such instance, prior to such breach or default being deemed a Material Breach, such Member (a) shall have received written notice from the other Member of such breach or default; and (b) shall have (i) failed to cure or remedy such breach or default within ten (10) business days following the Effective Date of such notice, in the event of a failure to contribute capital, or thirty (30) days following the Effective Date of such notice in the event of any other breach or default; or (ii) if such breach or default does not consist of the failure to contribute capital or otherwise pay money and is not curable within such thirty (30) days, failed to commence such cure within such thirty (30) days or failed to diligently and continuously pursue such a cure or remedy thereafter and in any event failed to fully cure or remedy such breach or default within ninety (90) days of the Effective Date of such notice.
“Member Loan” is defined in Section 4.06(a)(iii).
“Member Loan Payments” is defined in Section 4.06(a)(iii).
“Member Nonrecourse Debt” is defined in Exhibit C.
“Member Nonrecourse Debt Minimum Gain” is defined in Exhibit C.
“Member Nonrecourse Deductions” is defined in Exhibit C.
“Members” means Investor and Operator, collectively; “Member” means any one (1) of the Members.
“Member Withholding Law” is defined in Exhibit C.
“Modified Book Capital Account” is defined in Exhibit C.
“Non-Contributing Member” is defined in Section 4.06(a).
“Non-Defaulting Member” is defined in Section 10.01(b).
“Nonrecourse Deductions” is defined in Exhibit C.
“Nonrecourse Liability” is defined in Exhibit C.
“Non-Initiating Member” is defined in Section 11.01(a).
“Offer Date” is defined in Section 11.01(a).
“Offer Price” is defined in Section 11.01(a).
“Operator” means TPG Austin Partner, LLC, a Delaware limited liability company, and its permitted successors and assigns.
“Permitted Transferee” is defined in Section 8.01(b).

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof, or any entity similar to any of the foregoing.
“Primary Affiliates” means, as to Operator, TPGI and TPG LP.
“Profits” is defined in Exhibit C.
“Project” and “Projects” are defined in Section 1.03.
“Project Agreements” means all leases, rental agreements, service contracts, vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, brokerage and leasing commission agreements and other agreements or rights related to the construction, ownership, use, operation, occupancy, maintenance or development of a Project.
“Project Budget” is defined in Section 3.02(a).
“Project Business Plan” is defined in Section 3.02(a).
“Project Materials” means all written materials relating to a Project (including, without limitation, all written materials relating to all studies, soils tests, surveys (engineering, environmental or otherwise), inspections, reports, plans, specifications, maps, permits, approvals and other matters relating to the Project received by, or prepared by or for, Operator or Manager and/or its or their Affiliates).
“Project Partnership” is defined in Section 1.03.
“Project Plan” is defined in Section 3.02.
“Property Management Agreement” is defined in Section 2.05(c).
“Purchase Agreement” means that certain Purchase and Sale Agreement to be entered into on or about September 18, 2012, between TPG-401 Congress REIT LLC, TPG-300 West 6th Street REIT LLC, TPG-San Jacinto Center REIT LLC, TPG-One Congress Plaza REIT LLC, TPG-One American Center REIT LLC, TPG-Park 22 REIT LLC, TPG-Westech 360 REIT LLC, and TPG-Great Hills Plaza REIT LLC, each a Delaware limited liability company, as sellers, and the Company, as buyer, pursuant to which the Company will acquire 100% of the ownership interests in the Title Holding Subsidiaries described on Exhibit M-2.
“Qualified Appraiser” means an appraiser who is not and has not been a Constituent of any Member at any time, who is qualified to appraise properties of the type of the Projects, who is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence), who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, and who has been actively engaged in the appraisal of such projects immediately preceding his or her appointment under this Agreement.

“Recapture” is defined in Exhibit C.
“Refund Amount” is defined in Section 4.06(a)(i).
“Regulations” is defined in Section 14.22(e).
“Regulatory Allocations” is defined in Exhibit C.
“Removal Notice” is defined in Section 2.04(a)(i).
“Reporting Persons” is defined in Section 14.22(a).
“Representative(s)” is defined in Section 2.01.
“Required Member Withholding” is defined in Exhibit C.
“Residual Liabilities” is defined in Section 10.06.
“Sale Period” is defined in Section 11.01(a).
“Sale Projects” is defined in Section 11.01(a).
“Section 600” is defined in Section 14.22(a).
“Section 704(c) Property” is defined in Exhibit C.
“Shortfall Amount” is defined in Section 4.06(a).
“Simple Majority of the Representatives” means the vote of a majority (in number) of the Representatives, with each Representative having one (1) vote.
“Special Consultants” means, individually and collectively, such fiduciaries, auditors, valuation or debt consultants, or other advisors, consultants or professionals as may be designated by Investor or Operator, from time to time, to serve as such.
“Suburban Projects” means the three (3) Projects commonly known as Park 22, Westech 360 and Great Hills Plaza.
“Tax Depreciation” is defined in Exhibit C.
“Tax Gain or Loss” is defined in Exhibit C.
“Tax Matters Member” is defined in Exhibit C.
“Title Holding Subsidiary” is defined in Section 1.04.
“TPG/CalSTRS Agreement” is defined in Section 1.08.
“TPGI” means Thomas Properties Group, Inc., a Delaware corporation.

“TPG LP” means Thomas Properties Group, LP, a Maryland limited partnership.
“TPG Services” means TPG LP, an Affiliate of Operator, and any other Affiliate of Operator providing services to, or under contract to provide services to, the Company, any Title Holding Subsidiary, any Project Partnership or any other entity in which the Company owns any direct or indirect interest.
“TPG Services Agreements” is defined in Section 2.05(c).
“TPG Services Fees” is defined in Section 2.05(c).
“Transfer” means any sale, exchange, assignment, disposition, pledge, hypothecation, encumbrance, other grant of a security interest, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer, including transfer to a receiver, levying creditor, trustee or receiver in bankruptcy or a general assignment for the benefit of creditors, whether direct or indirect, for value or no value, or voluntary or involuntary (including by operation of law or other legal or equitable proceedings). The following shall also be deemed a “Transfer”: (a) any change in ownership of any corporation, partnership, limited liability company or other entity that results in ten percent (10%) or more of the direct or indirect ownership interests in a Member having been Transferred since the time it became a Member or which results in the effective control of a Member being vested in persons other than, or in addition to, the persons who effectively controlled such Member at the time it became a Member; and (b) any dissolution of any corporation, partnership, limited liability company or other entity, or any acquisition, merger or consolidation of any corporation, partnership, limited liability company or other entity by or with another Person.
“Transfer Effective Date” is defined in Exhibit C.
“Unanimous Approval of all Representatives” means (a) the vote of all of the Representatives at a meeting of the Management Committee; or (b) a written consent without a meeting executed by the Representatives pursuant to Section 1.09 of Exhibit F.

EXHIBIT B
PERCENTAGE INTEREST
This Exhibit sets forth certain definitions used in calculating the parties' relative interests.
1.01    Definition.
(a)    “Percentage Interest” means, unless and until adjusted pursuant to Section 4.06(a)(ii) of this Agreement, fifty percent (50%) with respect to the Investor, and fifty percent (50%) with respect to the Operator.

B-1

EXHIBIT C
INCOME TAX MATTERS
ARTICLE I
CAPITAL ACCOUNTS
Section 1.1    Maintenance of Capital Accounts; General Rules. A separate “Book Capital Account” (as defined in Section 1.2 of this Exhibit) shall be maintained for each Member in accordance with the provisions of this Article I.
Section 1.2    Book Capital Accounts. A capital account (the “Book Capital Account”) for each Member shall be maintained at all times during the term of the Company in accordance with this Section 1.2 and the capital accounting rules set forth in Section 1.704‑1(b)(2)(iv) of the “Income Tax Regulations” (as defined in Section 2.4C of this Exhibit). The Company shall make all adjustments required by said Section 1.704‑1(b)(2)(iv), including the adjustments contained in Section 1.704‑1(b)(2)(iv)(g) of the Income Tax Regulations (relating to “Section 704(c) Property”, as defined in Section 2.3B(1) of this Exhibit). In the event that at any time during the term of the Company it shall be determined that the Book Capital Accounts shall not have been maintained as required by this Section 1.2, then said accounts shall be retroactively adjusted so that the same shall conform to this Section 1.2.
A.    Initial Book Basis of Property of the Company. As used herein, “Book Basis” of an item of property of the Company means the adjusted basis of such item as reflected in the books of the Company, determined and maintained in accordance with the capital accounting rules contained in Section 1.704‑1(b)(2)(iv) of the Income Tax Regulations.
B.    Initial Book Capital Accounts. The “Initial Book Capital Account” of a Member as of the date of the Agreement shall be equal to the amount theretofore or concurrently contributed by such Member in accordance with Section 4.02 of the Agreement.
C.    Optional Revaluations of Property of the Company. The Company will not make the election to revalue property of the Company permitted under Section 1.704‑1(b)(2)(iv)(f) of the Income Tax Regulations except as recommended by the Manager subject to the approval of the Management Committee.
D.    Determination of Book Items. Consistent with the provisions of Section 1.704‑1(b)(2)(iv)(g)(3) of the Income Tax Regulations: (1) “Book Depreciation” (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable to the Company with respect to an item of property of the Company, determined in the manner hereinafter set forth) for each item of property of the Company shall be the amount that bears the same relationship to the “Adjusted Book Basis” (which means, with respect to an item of property of the Company, the Book Basis of such item as the same may be adjusted from time to time by Book Depreciation allowable with respect to such item of property of the Company) of such item of property of the Company as the Tax Depreciation (as defined in Section 2.3A of this Exhibit) with respect to such item of property of the Company for such year bears to the “adjusted basis” (within the meaning of Section 1011(a) of the Code) of such item of property of the Company; and (2) “Book Gain or Loss” shall be the gain or loss recognized by the Company from the sale or other disposition of property of the Company (such gain or loss determined by reference to the Adjusted Book Basis, and not the adjusted tax basis, of such property to the Company). If an item of property of the Company shall have an “adjusted basis” (as defined in the preceding sentence) equal to zero, Book Depreciation shall be determined under a reasonable method, which method shall be recommended by the Manager subject to the approval of the Management Committee.
E.    Book Adjustments on Distributions. With respect to all distributions of property of the Company to the Members, the Company shall comply with the provisions contained in Section 1.704‑1(b)(2)(iv)(e) of the Income Tax Regulations (relating to adjustments to the Members' Book Capital Accounts in connection with such distributions) and all allocations and adjustments made in connection therewith shall be in accordance with Article II of this Exhibit.
ARTICLE II
ALLOCATION OF INCOME, GAINS, LOSSES AND DEDUCTIONS
FOR BOOK AND TAX PURPOSES
Section 2.1    Profits and Losses. The “Profits” or “Losses” of the Company (which means the Company's taxable income or loss, respectively, as calculated in accordance with Section 703(a) of the Code [with, however, (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code being included in such taxable income or loss, (ii) any income and gain that is exempt from tax, and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704‑1(b)(2)(iv)(i) of the Income Tax Regulations) being included in such Profits or Losses, (iii) items of Book Depreciation (and not Tax Depreciation [as defined in Section 2.3A of this Exhibit]) including, without limitation, items that are Nonrecourse Deductions (as defined in Section 2.4C of this Exhibit) being included in calculating such Profits or Losses, and (iv) Book Gain or Loss (and not Tax Gain or Loss [as defined in Section 2.3B of this Exhibit]) being included in calculating such Profits or Losses], but excluding in such calculation the amounts allocated under Sections 2.3, 2.4, 2.5 and 2.8 of this Exhibit) for each Fiscal Year of the Company, shall be allocated to the Members in the following order and priority:
A.    Profits and Losses. If there shall be Profits or Losses for such Fiscal Year, such Profits or Losses, as the case maybe, shall be allocated among the Members as follows:
(1)    first, to the Members to cause, to the extent possible, their respective relative “Modified Book Capital Account” (as hereinafter defined) balances to be in proportion to their then respective Percentage Interests. For these purposes, a Member's “Modified Book Capital Account” shall be equal to such Member's Book Capital Account increased by the sum of such Member's share of Company Minimum Gain and such Member's share of Member

Nonrecourse Debt Minimum Gain, determined as of the end of the Fiscal Year in respect of which such allocations are being made and before the provisions of this Section 2.1 of this Exhibit have been applied for such Fiscal Year; and
(2)    the balance, if any, to the Members in proportion to their then respective Percentage Interests.
Section 2.2    Intentionally Omitted.
Section 2.3    Tax Allocations.
A.    Allocation of Tax Depreciation. Except to the extent required by Section 704(c) of the Code or the regulations promulgated thereunder, “Tax Depreciation” for each Fiscal Year of the Company (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable for Federal income tax purposes to the Company with respect to an item of property of the Company) shall be allocated to the Members in the same manner that Book Depreciation shall have been allocated to the Members pursuant to Section 2.1 of this Exhibit.
B.    Tax Gain or Loss. The gain or loss for Federal income tax purposes from the sale or other disposition of property of the Company (“Tax Gain or Loss”) for each Fiscal Year of the Company shall be allocated to the Members as provided in this Section 2.3. Tax gain or loss for purposes of this Section shall be calculated (1) without including any income from interest on any deferred portion of the sale price and (2) without including in the tax basis of the property of the Company any remaining special basis adjustment to property of the Company under Section 732(d) or 743 of the Code except to the extent that such special basis adjustment is allocated to the common basis of property of the Company under Section 1.734‑2(b)(1) of the Income Tax Regulations. The Members agree that the tax effects of any special basis adjustment that is not included in the calculation of tax gain or loss in accordance with clause (2) of the preceding sentence shall be separately reflected in calculating the tax gain or loss of the Member or Members to whom such special basis adjustment relates.
(1)    In General. In the case of “Section 704(c) Property” (as hereinafter defined), Tax Gain or Loss (as the case may be) shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property, as recommended by the Manager subject to the approval of the Management Committee. Any gain or loss in excess of the amount allocated pursuant to the preceding sentence (or, in the case of property which is not Section 704(c) Property, all Tax Gain or Loss) shall be allocated among all the Members in the same ratio that the book gain or loss with respect to such property is allocated in accordance with this Article II; provided, however, in the event that there is no book gain or loss, then any Tax Gain or Loss in excess of the amount allocated pursuant to the preceding sentence shall be allocated among the Members in accordance with Section 1.704‑1(b)(3) of the Income Tax Regulations. As used herein, “Section 704(c) Property” means (i) each item of property of the Company which is contributed to the Company and to which Section 704(c) of the Code or Section 1.704‑1(b)(2)(iv)(d) of the Income Tax Regulations applies, and (ii) each item of property of the Company which, as contemplated by Section 1.704‑1(b)(4)(i) and other analogous provisions of the Income Tax Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code) by virtue of (a) an increase or decrease in the Book Capital Accounts of the Members to reflect a revaluation of property of the Company on the Company's books as provided by Section 1.704‑1(b)(2)(iv)(f) of the Income Tax Regulations, (b) the fact that it constitutes a receivable, account payable, or other accrued but unpaid item which, under principles analogous to those applying to an item of property of the Company having an adjusted tax basis that differs from its Book Basis, is treated as an item of property described in Section 1.704‑1(b)(2)(iv)(g)(2) of the Income Tax Regulations, or (c) any other provision of the Code or the Income Tax Regulations (including Section 1.704‑1(b)(4)(i) of the Income Tax Regulations) as the same may from time to time be construed, to the extent that, and for so long as, such item of property of the Company continues to be governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).
(2)    Recapture Income. If, in the event of a gain on any sale, exchange or other disposition of property of the Company, all or a portion of such gain is characterized as ordinary income (“Recapture”) by virtue of the recapture rules of Section 1250 of the Code, Section 1245 of the Code or otherwise, then the Recapture shall be allocated between or among the Members in the same ratio that Tax Depreciation allowable with respect to such property of the Company had been allocated between or among them; provided, however, that under no circumstances shall there be allocated to any Member Recapture in excess of the gain allocated to such Member under subsection B of this Section above (and such excess shall be allocated instead between or among the Members as to which this proviso does not apply, in proportion to the gain allocated between or among them).
(3)    Other Items Relating to Section 704(c) Property. Any item of income, gain, loss or deduction relating to an item of Section 704(c) Property shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property and the related book item shall be allocated in a manner consistent with the Income Tax Regulations promulgated under Section 704(b) of the Code, as recommended by the Manager subject to the approval of the Management Committee.
Section 2.4    Exceptions.
A.    Limitations.

(1)    General Limitation. Notwithstanding anything to the contrary contained in this Article II, no allocation shall be made to a Member which would cause such Member to have a deficit balance in its Adjusted Book Capital Account which exceeds the sum of such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain. If the limitation contained in the preceding sentence would apply to cause an item of loss or deduction to be unavailable for allocation to any Member, then such item of loss or deduction shall be allocated to the Member(s) who will not be subject to this limitation to the extent possible until such Member(s) become subject to this limitation. Any remaining amount of loss or deduction shall be allocated to the Members in proportion to their then respective Percentage Interests.
(2)    Member Nonrecourse Deductions. Notwithstanding anything to the contrary contained in this Article II, any and all items of loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704‑1(b)(2)(iv)(i) of the Income Tax Regulations) (collectively, “Member Nonrecourse Deductions”) that are (in accordance with the principles set forth in Section 1.704‑2(i)(2) of the Income Tax Regulations) attributable to Member Nonrecourse Debt shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.
B.    Minimum Gain Chargebacks.
(1)    Company Minimum Gain. Except to the extent provided in Section 1.704‑2(f)(2), (3), (4) and (5) of the Income Tax Regulations, if there is, for any Fiscal Year of the Company, a net decrease in Company Minimum Gain, there shall be allocated to each Member, before any other allocation pursuant to this Article II is made under Section 704(b) of the Code of Company items for such Fiscal Year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in Company Minimum Gain. A Member's share of the net decrease in Company Minimum Gain is the amount of such total net decrease multiplied by the Member's percentage share of the Company's Minimum Gain at the end of the immediately preceding taxable year, determined in accordance with Section 1.704‑2(g)(1) of the Income Tax Regulations. Items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(1) shall, in accordance with Section 1.704‑2(f)(6) of the Income Tax Regulations and Section 1.704‑2(j)(2)(i)(A) of the Income Tax Regulations, consist first of gains recognized from the disposition of items of property of the Company subject to one or more Nonrecourse Liabilities of the Company and income from the discharge of indebtedness relating to one or more Nonrecourse Liabilities of the

Company to which property of the Company is subject, and then of a pro rata portion of the other items of Company income and gain for that year. This Section 2.4B(1) is intended to comply with the minimum gain chargeback requirement contained in Section 1.704-2(f) of the Income Tax Regulations and shall be interpreted consistently with such provision.
(2)    Member Nonrecourse Debt Minimum Gain. Except to the extent provided in Section 1.704‑2(i)(4) of the Income Tax Regulations, if there is, for any Fiscal Year of the Company, a net decrease in Member Nonrecourse Debt Minimum Gain, there shall be allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year before any other allocation pursuant to this Article II (other than an allocation required pursuant to Section 2.4B(1) of this Exhibit) is made under Section 704(b) of the Code of Company items for such Fiscal Year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain. The determination of a Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Section 1.704‑2(g)(1) of the Income Tax Regulations. The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(2) shall be made in a manner that is consistent with the principles contained in Section 1.704‑2(f)(6) of the Income Tax Regulations and Section 1.704‑2(j)(2)(ii)(A) of the Income Tax Regulations. This Section 2.4B(2) is intended to comply with the minimum gain chargeback requirement contained in Section 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted consistently with such provision.
C.    Certain Defined Terms. For purposes of this Exhibit: (i) “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time; (ii) “Company Minimum Gain” shall have the meaning set forth in Section 1.704‑2(b)(2) of the Income Tax Regulations; (iii) “Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704‑2(b)(4) of the Income Tax Regulations; (iv) “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704‑2(i)(2) of the Income Tax Regulations; (v) “Nonrecourse Liability” shall have the meaning set forth in Section 1.704‑2(b)(3) of the Income Tax Regulations; (vi) “Adjusted Book Capital Account” means the Book Capital Account of a Member reduced by any adjustments, allocations or distributions described in     Section 1.704‑1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations; (vii) “Economic Risk of Loss” shall have the meaning set forth in Section 1.752-2(b) through (l) of the Income Tax Regulations; (viii) “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704‑2(b)(1) of the Income Tax Regulations; (ix) “Income Tax Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, as the same may be amended from time to time; and (x) “Fiscal Year” shall mean the taxable year of the Company within the meaning of Section 441 of the Code, determined under Section 7.04 of the Agreement.

Section 2.5    Qualified Income Offset. Notwithstanding anything to the contrary in this Exhibit, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704‑1(b)(2)(ii)(d)(4), (5), or (6) of the Income Tax Regulations, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain) created by such adjustments, allocations or distributions. This Section 2.5 is intended to be a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted consistently with such provision.
Section 2.6    Members' Interests in Company Profits for Purposes of Section 752. As permitted by Section 1.752‑3(a)(3) of the Income Tax Regulations, the Members hereby specify that solely for purposes of determining their respective shares of excess Nonrecourse Liabilities of the Company, the Members' respective shares of Company profits shall be their then respective Percentage Interests.
Section 2.7    Intentionally Omitted.
Section 2.8    Curative Allocations. The special allocations in Sections 2.4A(2), 2.4B and 2.5 of this Exhibit (the “Regulatory Allocations”) are intended to comply with certain requirements of the Income Tax Regulations and shall be interpreted consistently therewith. The Regulatory Allocations may effect results which would be inconsistent with the allocations set forth in Section 2.1 above. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset by other Regulatory Allocations or special allocations of other items of income, gain, loss and deduction pursuant to this Section 2.8. The Manager (based on the advice of the Company's auditors or tax counsel and subject to the approval of the Management Committee) shall make appropriate special curative allocations of items of income, gain, loss and deduction so that, after such offsetting allocations shall have been made, each Member's Book Capital Account balance is, to the extent possible, equal to the Book Capital Account balance such Member would have had if the distortions resulting from any required Regulatory Allocations had not occurred. In exercising discretion under this Section 2.8, the Manager shall take into account future Regulatory Allocations under Sections 2.4B and 2.5 of this Exhibit that, although not yet made, are likely to offset other allocations previously made under Sections 2.4A(2) and 2.5 of this Exhibit.
Section 2.9    Income Tax Treatment of Certain Transactions. Notwithstanding anything contained to the contrary in the Agreement, the Members and the Company agree that for relevant Federal and state income tax purposes, the following transactions shall treated in the following manner:
A.    Treatment of Certain Reimbursements. Any payment by the Company to a Member under the last sentence of Section 2.05(b) of the Agreement shall be treated as a reimbursement of expenses incurred by such Member and shall not be treated as a distribution from the Company to such Member.

B.    Treatment of Certain Fees. Any payment to the Operator in respect of Manager Fees under Section 2.05(c) of the Agreement shall be treated as a payments for services under Section 707(c) of the Code.
C.     Treatment of Cost Overruns. Any cost overrun paid by Operator pursuant to Section 4.04 of the Agreement shall be treated as an expense of Operator paid outside the Company and shall not be treated as a capital contribution from the Operator to the Company.
D.     Treatment of Member Loans.
(1)    each advance by a Contributing Member shall be treated in the following manner: (i) as a loan made directly from the Contributing Member to the Non-Contributing Member outside the Company pursuant to the terms and conditions provided under Section 4.06(a)(iii) of the Agreement, and (ii) that the making of such Member Loan shall be immediately followed by a capital contribution by the Non-Contributing Member to the Company pursuant to the Code; and
(2)    any distributions or payments that are applied to pay off outstanding Member Loans pursuant to the third sentence of Section 4.06(a)(iii) of the Agreement shall be treated in the following manner: (i) the rerouted amounts shall be treated as if they had been distributed or paid to the Non-Contributing Member or Affiliate pursuant to the third sentence of Section 4.06(a)(iii) of the Agreement, and (ii) immediately paid by the Non-Contributing Member (or paid by the Affiliate on behalf of the Non-Contributing Member) to the Contributing Member outside the Company in the amount that is deemed to be distributed or paid to the Non-Contributing Member or Affiliate pursuant to the third sentence of Section 4.06(a)(iii) of the Agreement.
ARTICLE III
WITHHOLDING MATTERS
The Members shall comply with the requirements contained in the Code and comparable tax laws of any state in which the Company is engaged in business regarding tax withholding on income that is allocated to, or distributions made to, Members who are non-U.S. persons and/or nonresidents of a particular state or jurisdiction (the “Member Withholding Law”). The Manager is hereby authorized and directed by each Member to withhold from the distributions or other amounts payable to such Member under the Agreement such amount or amounts (“Required Member Withholding”) as it reasonably determines is required by the Member Withholding Law, and to remit the Required Member Withholding to the Internal Revenue Service and/or such other applicable state taxing agency at such time or times as may from time to time be required by the relevant taxing authority. If the Management Committee determines at any time that the Required Member Withholding with respect to a particular Member exceeds the amount of distributions or other amounts payable to such Member at such time (a “Cash Shortfall”), the Member in question shall immediately make a cash contribution to the Company equal to the amount of such Cash Shortfall, which the Manager shall use to effectuate the

Required Member Withholding. The amount of the Cash Shortfall so contributed shall not be treated as a capital contribution for purposes of the Agreement and the associated remittance to the taxing authority shall not be treated as a distribution for purposes of the Agreement. When remitting the Required Member Withholding, the Manager shall inform the relevant taxing authority of the name and tax identification number of the Member for whose account such Required Member Withholding is being made.
ARTICLE IV
NO DEFICIT FUNDING OBLIGATION
Notwithstanding anything to the contrary contained in this Exhibit or in the Agreement, no Member having a negative balance in its Book Capital Account shall have any obligation to the Company or to any other Member to restore its Book Capital Account to zero.
ARTICLE V
ORDER OF APPLICATION
For purposes of this Exhibit, the following provisions set forth in the Agreement and this Exhibit shall be applied in the following order:
A.    Sections 6.02 and 9.02(d) of the Agreement relating to distributions.
B.    Section 2.4A(1) of this Exhibit relating to general limitations.
C.    Section 2.4A(2) of this Exhibit relating to Member Nonrecourse Deductions.
D.    Section 2.4B(1) of this Exhibit relating to chargebacks of Company Minimum Gain.
E.    Section 2.4B(2) of this Exhibit relating to chargebacks of Member Nonrecourse Debt Minimum Gain.
F.    Section 2.5 of this Exhibit relating to Qualified Income Offset.
G.    Sections 2.1 and 2.8 of this Exhibit relating to, respectively, allocations of Profits and Losses and Curative Allocations shall be applied at the same time.
These provisions shall be applied as if all contributions, distributions and allocations with respect to a given Fiscal Year were made at the end of the Company's Fiscal Year. Where any provision depends on the Book Capital Account of any Member, such Book Capital Account shall be determined after the application of all preceding provisions for the year.

ARTICLE VI
CLOSING OF COMPANY BOOKS IN CONNECTION WITH ADMISSION OF NEW MEMBER OR TRANSFER OF MEMBER'S INTEREST
Upon the effective date (the “Transfer Effective Date”) of the admission of a new Member into the Company or of a valid transfer of all or part of a Member's interest in the Company pursuant to the Agreement, the books of the Company shall be closed in accordance with Section 706(d) of the Code, and consistent therewith: (X) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the Transfer Effective Date shall be allocated among those persons or entities who were Members in the Company prior to the Transfer Effective Date; and (Y) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Transfer Effective Date shall be allocated among the persons or entities who were Members after the Transfer Effective Date.
ARTICLE VII
TAX MATTERS MEMBER
Operator shall initially be the “tax matters partner” of the Company as such term is defined in Section 6231(a)(7) of Code (the “Tax Matters Member”) and it shall serve as such with all powers granted to a tax matters partner under the Code as may be limited by the Agreement and this Exhibit. The Management Committee may appoint another Tax Matters Member in its sole discretion. Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service, or any relevant state or local taxing authority, concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company's Federal income tax return, or any relevant state or local income tax return. The Tax Matters Member shall furnish each Member with status reports regarding any negotiation between any taxing authority (Federal, state or local) and the Company. The Tax Matters Member shall not enter into any settlement with any taxing authority (Federal, state or local), or extend the statute of limitations, on behalf of the Company or the Members without the approval of the Management Committee, except as may otherwise be provided in the Agreement. This provision shall survive any termination of the Agreement.

EXHIBIT D

CAPITAL CONTRIBUTION PROCEDURES
1.01    Requests for Contribution. Unless another provision of this Agreement specifies otherwise, no more frequently than once each month, the Manager shall submit to the Members, and if applicable the Special Consultant, a written itemized statement, signed by the Manager (a “Contribution Request”) setting forth the total capital contribution requested and each Member's share thereof. Each Contribution Request shall state separately for each Project the capital being requested for that Project. For each such Project, the Contribution Request shall include a line by line comparison to the applicable Project Budget and then applicable Annual Budget showing the amount of each line item previously drawn, the amount of each line item included in the Contribution Request and the total amount of each line item that will have been drawn after contribution pursuant to the Contribution Request, both in absolute dollars and as a percentage of the total amount of that line item.
1.02    Project Certification. The submission of each Contribution Request shall be deemed to be the certification by the Manager that, except to the extent previously approved by the Management Committee, (a) to the Manager's knowledge, the Contribution Request and the Project(s) with respect to which the Contribution Request is made are in compliance with the then applicable Annual Plan, the applicable Project Plan(s) and all other provisions of this Agreement; and (b) all of the representations and warranties set forth on Exhibit K are true with respect to the Project(s) with respect to which the Contribution Request is made. In the event the Manager notifies the Management Committee of any failure of any Project to comply with the requirements of the prior sentence (which failure has not been previously approved by the Management Committee) neither Member shall be obligated to contribute any additional capital with respect to such Project unless and until such failure to comply has been approved by the Management Committee.
1.03    Special Consultant. All Contribution Requests shall also be concurrently submitted to the Special Consultant, if so engaged, but approval by the Special Consultant will not be a condition precedent to funding.
1.04    Timing of Contributions. Each Member shall contribute its share of the capital requested in a Contribution Request within twelve (12) business days after such Member's receipt of the Contribution Request together with the certifications required pursuant to Section 1.02 of this Exhibit.

D-1

EXHIBIT E
REPORTS AND APPRAISALS
1.01    Company Interim Reports.
(a)    Within thirty (30) days of the end of each calendar quarter, Manager shall deliver to the Investor the following reports for the quarter then ended all in form satisfactory to the Investor:
(i)    For each Project, a Project job cost report that includes all Project costs incurred to the then current date, and all projected costs to be incurred with respect to the Project and a report detailing the variance between such actual and projected costs and the Project Plan and then applicable Annual Plan.
(ii)    A financial statement of the Company including a balance sheet, an income and expense statement, a statement of cash flow, a statement of sources and applications of funds and a statement of Member's capital, all prepared according to generally accepted accounting principles consistently applied.
(iii)    A copy of the then current bank statement for each of the Company's accounts together with a reconciliation thereof to the Company's books.
(iv)    An operating statement for each Project showing all receipts and expenditures with respect to the Project for the preceding period.
(v)    A status report of the Manager's investments and activities including a summary description of dispositions.
(vi)    A performance measurement report.
(b)    The Company Plans, as well as the periodic reports regarding compliance with the Company Plans, as required by Exhibit G.
(c)    An annual property level salary survey with respect to each Project in a form recommended by the Manager and approved by the Management Committee.
(d)    Any other reports and information required pursuant to Sections 2.03(b) and 7.05 of this Agreement and Article VII of Exhibit C.
(e)    Any other information with respect to the Company or any Project reasonably requested by the Investor.
1.02    Company Fiscal Year End Reports. If requested by the Management Committee, the Manager shall cause the Company's accountants to prepare at the expense of the Company draft audited financial statements of the Company, prepared in accordance with generally accepted accounting principles, in sufficient detail to give a reasonable picture of the status and operations of the Company and the Book Capital Accounts of the Members. Such statements shall be submitted to, and shall be subject to the review and approval of, the Operator and the Investor. Investor shall be entitled to submit such statements to Investor's own consultants and/or accountants for review and approval. The costs of such review by Investor's consultants and/or accountants, and the costs of any revisions or supplements to such statements or additional reviews or audits made by the Company's accountants as required by the Investor's consultants and/or accountants, shall be Company expenses. The Manager shall use diligent efforts to cause the Company's accountants to comply with the requests and requirements of the Investor's consultants and/or accountants. If so requested, the Manager shall use diligent efforts to cause the Company's accountants to prepare the final audited financial statements of the Company within ninety (90) days after the end of each fiscal year of the Company. The audited financial statements shall include a balance sheet, an income statement, statements of cash flow, a statement of sources and applications of funds, statement of member's capital and such other statements and reports as the Investor may reasonably request, in form satisfactory to the Investor and the Investor's accountants.
1.03    Operator Reports.
(a)    Operator shall (not later than ten (10) days after the end of each of the Operator's second and fourth fiscal quarters) provide to the Investor a certificate duly executed by the manager or an officer of Operator certifying that the following matters are true and correct, or specifying in reasonable detail the extent to which such matters are not true and correct:
(i)    No Primary Affiliate is currently in (or has received a notice of) default of any material loan or material contract to any such Primary Affiliate is a party. For purposes of the preceding sentence, the term “default” shall mean that a default has occurred and any applicable cure period provided under the loan or contract has expired.
(ii)    There is not currently pending any foreclosure proceeding with respect to property owned by any Primary Affiliate.
1.04    Appraisals.
(a)    The Manager shall cause all of the Projects to be (i) valued by the Manager internally (subject to approval by Investor) at the expense of the Manager (except for any fees of the Special Consultants which shall be Company expenses), for each calendar quarter for which an appraisal by a Qualified Appraiser is not being conducted pursuant to the provisions below, and (ii) appraised on an annual basis by a Qualified Appraiser at the expense of the Company. The Projects shall be appraised and valued in the manners specified in this Agreement on a rolling basis, such that each Project shall be appraised by a Qualified Appraiser within the first year following its acquisition by the Company and not less frequently than once every year thereafter, unless less frequent appraisals by a Qualified Appraiser for particular Projects are approved by Investor. Each annual appraisal by a Qualified Appraiser shall be finalized no later than two (2) weeks prior to the end of the calendar quarter in which such appraisal is being conducted, and shall reflect a valuation as of the last business day of such calendar quarter. Completed drafts of Manager's internal valuations shall be submitted to

Investor and Investor's valuation consultant on or before the first day of the last month of each applicable calendar quarter, and shall reflect a valuation as of the last business day of such calendar quarter.
(b)    Investor may require an appraisal of any or all Projects more often than the frequency set forth above if necessary or appropriate to satisfy the policies and procedures of Investor. All appraisals and valuations shall be conducted in compliance with Investor's then-applicable standards and requirements for real estate appraisals, including without limitation the requirements of Investor's valuation consultant (currently RERC), and shall include any reports or supporting documentation such valuation consultant may require. Investor's current standards for real estate appraisals and valuations are the Real Estate Information Standards (REIS) and the Global Investment Performance Standards (GIPS), and accordingly all Projects must be valued in accordance with such standards including without limitation the definition of 'Fair Value' as described by GIPS. For so long as Investor's standards and requirements for real estate appraisals require compliance with REIS and GIPS, Manager shall periodically review REIS and GIPS and any updates thereto to verify that appraisals and valuations are being conducted in accordance with the process and frequency required thereunder.
1.05    Other Reports. The Manager shall also cause to be prepared and delivered in a timely manner any and all reports, statements, books, records, and budgets required to be prepared or delivered by or pursuant to any loan documents, any other agreements to which the Company is a party or bound, any Law, or any governmental or quasi-governmental body or agency. Copies of all such documents shall be provided to the Management Committee.
1.06    Reporting Standards. All such reports, appraisals and other items shall be prepared and presented in accordance with modified generally accepted accounting principles (GAAP) as defined in the National Council of Real Estate Investment Fiduciaries (NCREIF) Market Value Accounting Policy Manual and other standards required by Investor of its real estate investment advisors.
1.07    Summary of Reports. The Manager shall prepare and deliver to the Members such reports, covering such periods, within such time, and in such form and content as Investor may require from time to time, including, but not limited to, the reports required by Section 1.01 of this Exhibit E. The Manager shall deliver all reports in electronic or paper form as required by Investor, which may include submission by computer files utilizing software acceptable to Investor and compatible with the software utilized by Investor. A summary of the reports and the frequency, timing for delivery, recipient and delivery instructions for each of such reports currently required by Investor is set forth in the chart attached as Schedule 1 to this Exhibit E.

SCHEDULE 1
SCHEDULE 1 TO EXHIBIT E
CALSTRS JOINT VENTURE REPORTING REQUIREMENTS

Report	Calendar Days after (before) period end	Recipient	Delivery
Flash Report-Monthly	5	CalSTRS Real Estate Staff	RECalstrs@calstrs.com; GTavarez@calstrs.com
Financial Statements- Quarterly - Financial	20	CalSTRS Real Estate Staff	RECalstrs@calstrs.com; GTavarez@calstrs.com
Quarterly Report- Complete (Financial and Narrative)	30	CalSTRS Real Estate Staff	RECalstrs@calstrs.com; GTavarez@calstrs.com Hard copy delivered to CalSTRS Attn: Gina Tavarez Appendixes delivered in Excel format only to: RECalstrs@calstrs.com
PrivateEdge QDIF - Quarterly	25	PrivateEdge CalSTRS Real Estate Staff	PrivateEdge-calstrs-re@statestreet.com RECalstrs@calstrs.com
NCREIF information- Quarterly	20	NCREIF
Cash Flow/ Debt Summary - Quarterly	2nd Friday following quarter end	CalSTRS Real Estate Staff	dclark@calstrs.com
RERC Data Input - Quarterly	(30)	RERC
JV and Debt Data - Quarterly	30	CalSTRS Real Estate Staff	myager@calstrs.com

EXHIBIT F
MANAGEMENT COMMITTEE PROVISIONS

1.01    Representatives. Investor may appoint two (2) Representatives and Operator may appoint two (2) Representatives. Investor hereby appoints Michael Thompson and Don Palmieri as its initial Representatives, and Operator hereby appoints James Thomas and Paul Rutter as its initial Representatives. Either Member may appoint either a temporary or a permanent replacement Representative at any time and from time to time for any Representative it appointed by giving written notice of such replacement to the other Member. Any such replacement shall be effective upon the Effective Date of such notice and, if temporary, shall expire upon the date or circumstance specified for such expiration in such notice. A Representative may be accompanied at Management Committee meetings by such non-voting advisors, attorneys and consultants as such Representative may deem necessary or appropriate to advise him or her with respect to matters coming before the Management Committee. Each Member recognizes and agrees that the Representatives are acting exclusively on behalf of the Member they represent, that each Representative may act in its sole and absolute discretion in the manner it determines is in the best interests of the Member it represents without taking into account the interests of the other Member, and that such Representatives shall not have any personal liability by reason of serving as a Representative.
1.02    Decisions. Any actions required or permitted to be taken by the Management Committee shall be taken only by either (a) at a meeting of the Management Committee (i) in the case, but only in the case, of any decision expressly described in Section 2.02 of this Agreement, the Unanimous Approval of all Representatives; or (ii) in the case of any and all decisions not expressly described in Section 2.02 of this Agreement, the approval of a Simple Majority of the Representatives; or (b) in the case of any and all decisions, whether or not described in Section 2.02 of this Agreement, by a written consent without a meeting executed by the Representatives pursuant to Section 1.09 of this Exhibit. At any meeting of the Management Committee at which less than all of the Representatives appointed by either Member are present, the Representative appointed by such Member who is present at such meeting shall be entitled to vote on behalf of such absent Representative and such vote on behalf of such absent Representative shall be included in determining whether a Unanimous Approval of all Representatives or a Simple Majority of the Representatives has been obtained.
1.03    Meetings. Regular meetings of the Management Committee shall be held at the principal office of Investor (or at such other place(s) as are designated by the Management Committee) at such times as shall be designated from time to time by the Management Committee, but in any event not less than quarterly.
1.04    Special Meetings. Special meetings of the Management Committee may be called by or at the request of any Representative and shall be held at the principal office of Investor (or at such other place(s) as may be designated by the Management Committee). The Representative calling a special meeting of the Management Committee may designate any reasonable time for the holding of the special meeting.

1.05    Agenda and Minutes. The Manager shall prepare a written agenda for all meetings and deliver that agenda to the Representatives prior to such meeting; provided, however, that any Representative shall be entitled to add any matter he or she elects to such agenda at or before such meeting. The Manager shall be responsible for having written minutes taken at each meeting (including each telephone conference meeting) of the Management Committee, which shall be sent to the Representatives within three (3) business days following such meeting for approval. Only when signed by at least one Representative appointed by each Member, such minutes shall be conclusive evidence of such action and shall be incorporated into the books and records of the Company. Notwithstanding anything contained herein to the contrary, each Member hereby agrees and covenants that it shall direct its Representative(s) to execute any minutes relating to actions that were taken in accordance with this Section regardless of whether such Representative voted in favor of the action.
1.06    Telephonic Participation. Representatives may participate in any regularly scheduled or special meeting of the Management Committee telephonically or through other similar communications equipment, as long as all of the Representatives participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence shall constitute attendance in person at such meeting for all purposes of this Agreement.
1.07    Notice and Attendance. Notice of any meeting of, or of any action taken without a meeting pursuant to Section 1.09 of this Exhibit by, the Management Committee shall be given as far in advance of such meeting or action as is reasonably practicable. Representatives shall use their best efforts to give any such notice at least forty-eight (48) hours prior to such meeting absent exigent circumstances. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted.
1.08    Quorum. A quorum shall be required to conduct any business at any meeting of the Management Committee, and shall be deemed present so long as at least a majority of the Representatives are in attendance.
1.09    Actions Without Meetings. Any action required or permitted to be taken by the Management Committee may be taken without a meeting by a written consent executed by at least one of the Representatives appointed by the Operator and at least one of the Representatives appointed by the Investor. Any such written consent shall set forth the actions to be taken. Any such written consent shall have the same effect as a Unanimous Approval of all Representatives at a properly called and constituted meeting of the Management Committee. Copies of any such written consent shall be delivered promptly to all Representatives by the Manager and shall be incorporated into the books and records of the Company.
1.10    Execution of Documents. All contracts, agreements and other documents or instruments affecting or relating to the business and affairs of the Company may be executed on the Company's behalf only by the Manager (acting within the scope of its authority pursuant to this Agreement) or by such other authorized person(s) as may be designated by the Management Committee.
1.11    Delegation and Officers. Nothing contained herein shall be construed as prohibiting the Management Committee from delegating responsibility for any of the

Management Committee's decisions to any Member, officer, or other representative or agent of the Company. The Management Committee may, from time to time, designate officers of the Company, may assign titles (including, without limitation, chief executive officer, president, vice-president, secretary and/or treasurer) to any such officer, and may, subject to the duties and authority conferred upon Manager pursuant to this Agreement, delegate to such officers such authority and duties as the Management Committee may deem advisable. Unless the Management Committee otherwise determines, if the title assigned to an officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same officer. Any officer to whom a delegation is made shall serve in the capacity delegated unless and until such delegation is revoked by the Management Committee for any reason or no reason whatsoever, with or without cause, or such officer resigns.
1.12    Committees. The Management Committee may, from time to time, designate one or more committees of the Management Committee, including without limitation compensation, audit and investment committees, and may, subject to the duties and authority conferred upon Manager pursuant to this Agreement, delegate to such committees such authority and duties as the Management Committee may deem advisable; provided, however, that unless otherwise expressly approved by the Management Committee in the written charter of such committee, each such committee shall be purely advisory to the Management Committee and the Management Committee shall retain all rights and authority to approve, reject or modify any committee recommendation.
1.13    Advisors and Consultants. The Management Committee may appoint one or more Persons to attend Management Committee meetings for the purpose of providing strategic advice and counsel to the Management Committee. Such Person(s) shall serve at the discretion of the Management Committee, shall not have the right to vote with respect to any decision of the Management Committee and shall not otherwise be deemed a Representative for purposes of this Agreement.

EXHIBIT G
ANNUAL PLAN PROVISIONS
1.01    Annual Plan.
(a)    Annual Business Plan. Each Annual Business Plan shall include, without limitation: (i) a narrative annual business plan for the Company as a whole for such fiscal year; and (ii) for each Project owned by the Company during any such fiscal year a Project overview and a Project narrative describing the goals and objectives for that Project during such fiscal year; and (iii) such other items as are requested by the Management Committee or are reasonably necessary to keep the Management Committee informed as to the business and affairs of the Company. During any period also covered by a Project Business Plan, the Annual Business Plan and the Project Business Plan shall be consistent with one another.
(b)    Annual Budget. Each Annual Budget shall include, without limitation: (i) on a Company or portfolio wide basis: (1) a consolidated budgeted income statement; (2) budgeted net cash flow - after fees - with links to the individual Projects; (3) a comparison of budget vs. proforma; (4) budgeted occupancy; (5) a lease expiration schedule; (6) a schedule of capital since inception; (7) a revised 5-year capital plan; and (8) a return analysis; (ii) for each Project: (1) a budgeted income statement; (2) a market overview; (3) market graphs; (4) key numbers; (5) budgeted Leasing Guidelines; (6) a property condition report; and (7) a revised 5-year capital plan; and (iii) such other items as are requested by the Management Committee. During any period also covered by a Project Budget, the Annual Budget and the Project Budget shall be consistent with one another.
1.02    Quarterly Report. The Manager shall submit to the Management Committee, from time to time as requested by any Representative or as deemed necessary or appropriate by the Manager, but in any event at least quarterly, a review and comparison of the Company's and each Project's actual and projected results and operations in relation to the Annual Plan and each Project Plan. Each such report shall include, without limitation (i) with respect to the just-concluded fiscal quarter (1) a budgetary report comparing to the Annual Plan and each Project Plan the actual results for the Company and each Project for such quarter, year to date and life to date; and (2) a narrative report comparing to the Annual Plan and each Project Plan the actual business activities of the Company and each Project for such quarter, year to date and life to date; (ii) with respect to the balance of such fiscal year and the remainder of the period of the applicable Project Plan (1) a budgetary report comparing the projected results for the Company and each Project to the Annual Plan and applicable Project Plan; and (2) a narrative report comparing the projected business activities of the Company and each Project to the Annual Plan and applicable Project Plan; and (iii) a detailed explanation for any actual or projected deviations from the Annual Plan or applicable Project Plan. In particular, Manager shall call the Management Committee's attention to any actual or projected net operating income which deviates from the Annual Plan or applicable Project Plan by more than ten percent (10%). Whether or not expressly so stated, each Project Business Plan shall be deemed to include the requirement of compliance with the CalSTRS Real Estate Policies, to the extent applicable to the relevant Project, including without limitation the responsible contractor policy.

G-1

1.03    Annual Plan Format. Each Annual Plan and the individual elements thereof shall be prepared and presented in substantially the same form and with substantially the same content as set forth in the existing Annual Business Plan and Annual Budget being used by TPG-Austin Portfolio Syndication Partners, LP, which has been approved by the Management Committee.

G-2

EXHIBIT H

In accordance with Item 601(b)(2) of Regulation S-K, the exhibit attachment has been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

H-1

EXHIBIT I

[INTENTIONALLY OMITTED]

I-1

EXHIBIT J

[INTENTIONALLY OMITTED]

J-1

EXHIBIT K
REPRESENTATIONS AND WARRANTIES
1.01    Representations and Warranties. Except as disclosed to and approved by the Management Committee, Manager represents and warrants that the following are true with respect to each Project:

(a)    Manager has no knowledge that any of the Project Materials are untrue, incorrect, incomplete or otherwise defective in any material respect.

(b)    Manager has taken all customary steps to verify that the Project Agreements are, in all material respects, in full force and effect, are binding upon the parties and create enforceable rights. Manager has no knowledge of any uncured default by any party under the Project Agreements and/or of any event which has occurred or failed to occur which, after notice, passage of time or both, would constitute such a material breach or default. Except in compliance with the then applicable Annual Plan and the applicable Project Plan, neither Manager nor any of its Affiliates (i) have contracted with or employed any broker, finder or agent or have agreed to pay or otherwise incur any brokerage fee, finder's fee or other commission with respect to the transaction contemplated by the Project Agreements; or (ii) have dealt with anyone purporting to act in the capacity of a broker or finder with respect thereto.
(c)    Manager has no knowledge of any failure of the Project to consist of a separate legal parcel or a group of separate and contiguous legal parcels (except for any separations attributable to public streets) pursuant to the provisions of applicable Laws governing lot splits, subdivisions and the like, and except as provided in any existing title insurance policy insuring the Projects.
(d)    Except for Approved Environmental Parameters, Manager has no knowledge of any: (i) presently or previously existing Hazardous Materials or storage tanks containing Hazardous Materials, in, on, under or about the Project or within the vicinity of the Project (which may impact the property) or otherwise affecting the Project that may be reasonably likely to have a material adverse effect on the Project; (ii) non-compliance of the Project with any applicable Laws relating to Hazardous Materials; or (iii) pending or threatened litigation, proceedings or investigations before, or by any agency in which any person or entity alleges the presence, release, threat or release, placement in, on, under or about the Project or in the vicinity of the Project or otherwise affecting the Project, or the generation, transportation, storage, treatment or disposal at the Project or in the vicinity of the Project or otherwise affecting the Project, of any Hazardous Materials.
(e)    Manager has no knowledge of any: (i) agreements, written or oral, under which the seller is or could become obligated to convey all or part of the Project or any interest in the Project except for the purchase agreement with the Company and any usual and customary dedications which will be made to governmental agencies; (ii) taxes, special taxes, assessments or bonds of any nature (existing, pending or proposed) that affect the Project, except for normal and customary real estate taxes and assessments which have been fully and accurately provided for in the Project Budget; (iii) leases, liens, covenants, conditions, restrictions, encumbrances, easements, licenses, rights-of-way, encroachments, claims, judgments, injunctions, writs, charges, decrees, orders, material contracts, or material agreements (including any contracts or agreements for services, supplies, or materials) or other matters which will or could materially adversely affect title to or use, occupancy or development of the Project; (iv) works of improvement or other activities which have occurred which could give rise to mechanic's liens or other lien claim against the Project which will not be fully paid at or before the closing of the Company's acquisition of the Project; (v) any mortgages, deeds of trust or other monetary encumbrances (other than non-delinquent real property taxes or assessments), including without limitation mechanics' liens, affecting the Project that will not be fully released and reconveyed on or before the closing of the Company's acquisition of the Project except for such liens and financing to be assumed in compliance with the Company Plans; (vi) adverse or other parties in possession (other than tenants under leases) of any part of the Project or who have or claim to have any right to ownership, prescriptive rights, possession or use of any part of the Project; (vii) condemnation actions (or takings by inverse condemnation), moratoriums, initiatives or legislation (existing, pending or threatened) that would or could materially adversely affect the Project; (viii) material suit, action, claim or proceeding (existing, pending or threatened) against or affecting the Project (or of any circumstances which could reasonably form the basis for any such suit, action, claim or proceeding); (ix) material violation of any judgment, order, Law, covenant, condition, restriction, easement or similar matters, including, but not limited to, those relating to zoning, subdivision, building, fire, health and safety, relating to the Project or the operation, ownership or use of the Project which either has occurred or will occur by reason of the Project (or that any applicable governmental agency either considers that such violation exists or will result from the Project or has commenced or is considering commencing investigations regarding such possible violation); (x) material defects (latent or patent) in the physical (including soils and other underground) condition of the Project other than those defects that are to be remedied as part of the Project in compliance with the Company Plans; (xi) portions of the Project located within an area currently delineated or being considered for delineation by any applicable governmental agency as having special earthquake, fire, flooding or other natural hazards except, with respect to earthquake and/or flood, to the extent the Project complies with Exhibit L for maximum probable loss and insurance; (xii) portions of the Project located within an area which is currently designated as a “wetland”, “marsh land” or other environmentally sensitive area or which is being considered for designation as a “wetland”, marsh land” or other environmentally sensitive area by any applicable governmental agency; (xiii) animals, plants or other living things, or the habitats therefor, that are within or that would be affected by the Project which have been designated, or which are being considered for designation, as an endangered or threatened species by any applicable governmental agency; or (xiv) any other fact or circumstance which would or could have a material adverse affect on the Project that has not been taken into account in the Project Plan for that Project.
(f)    To Manager's knowledge, there are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief Laws, against any significant tenant of the Project.
(g)    To Manager's knowledge, all tenant security deposits and any interest earned thereon which by law or the terms of leases could be required to be paid or reimbursed to any tenant of the Project, will be assigned (or credited against the purchase price) to the Company.
1.02    Definition of Knowledge. For purposes of this Agreement, whenever the phrase “to Manager's knowledge” or words of similar import are used, they shall be deemed to refer to the actual knowledge of Manager as well as that knowledge which Manager would reasonably be expected to possess with the exercise of Due Care.

EXHIBIT L
INSURANCE REQUIREMENTS
1.01    Company Policies. The Manager shall purchase and maintain the following policies of insurance on behalf of, and at the expense of, the Company:

(a)    Commercial General Liability. Coverage shall be written on an occurrence form including all premises, operations, products and completed operations coverage, personal and advertising injury coverage, fire damage legal liability coverage, broad form contractual coverage (written and oral), broad form property damage liability coverage (including completed operations), host liquor liability coverage and hired auto and non-owned auto liability coverage. Claims made coverage is not acceptable. The minimum limits are as follows:
(i)    General liability limits of One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) annual aggregate per location (if available at commercially reasonable rates), including products and completed operations coverage and personal and advertising injury coverage.
(ii)    Hired auto and non-owned auto liability of One Million Dollars ($1,000,000) per occurrence with no annual aggregate.
(iii)    Fire damage liability coverage of One Hundred Thousand Dollars ($100,000) for any one fire.
(b)    Umbrella Liability Coverage: Umbrella or excess liability coverage at least as broad as the commercial general liability policy. Claims made coverage is not acceptable. The minimum limit shall be One Hundred Fifty Million Dollars ($150,000,000) each occurrence and annual aggregate per location (if available at commercially reasonable rates).
(c)    Property Insurance. Comprehensive “all risk” insurance on the buildings and time element (i) in an amount equal to one hundred percent (100%) of the full replacement cost plus twelve (12) months of rental income, (ii) containing an agreed amount endorsement or co-insurance waiver or, in the alternative, a no co-insurance policy with respect to the improvements and personal property, (iii) providing for no deductible in excess of Fifty Thousand Dollars ($50,000) for all such insurance coverage, (iv) including contingent liability coverage from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, which shall apply to both building and time element (business interruption / rental income) coverages, (v) including Rental Income coverage with at least 365 days Extended Period of Indemnity, and (vi) including Boiler and Machinery perils (which may be written on a separate insurance policy) with a limit not less than 20% of the total insurable value (replacement cost of the building and contents plus twelve months of business interruption/rental income) of the building in the portfolio with the highest insurable value.
(d)    Earthquake Hazards. Earthquake insurance in a form reasonably satisfactory to Investor in the amount of one time the Probable Maximum Loss (“PML”), as determined by a seismic assessment conducted by an acceptable seismic engineering firm, multiplied by the estimated replacement cost of the building plus twelve months of business interruption / rental income. The PML means the aggregate damage or loss expected as the result of a 500 year earthquake at the subject location evaluated as a percentage of the building reconstruction cost. The PML shall be estimated at a 90% confidence level. Notwithstanding the above requirement, limits will not be required in excess of 25% of the replacement cost of the building plus twelve months of business interruption / rental income. Coverage shall include contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, and shall apply to both building and time element (business interruption / rental income) coverages.
(e)    Flood Hazards. A limit of at least One Hundred Million Dollars ($100,000,000) per occurrence and annual aggregate for all locations, provided such coverage is commercially available and at a reasonable cost for comparable properties in the same geographic area as the Property. For properties in Flood Zones A or V, Flood insurance shall be purchased in an amount equal to the maximum amount of insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.
(f)     Tier One Wind. A limit equal to the PML for Tier 1 Wind exposed properties generally, Gulf Coast, Florida, Coastal areas of SE U.S., and Hawaii. The deductible shall not exceed 5% of values in wind areas.
(g)    Terrorism Insurance (as respects Property Insurance).
(i)    coverage for “Certified Acts of Terrorism” as defined by TRIA (Terrorism Risk and Insurance Act) or successive legislation with a limit not less than Two-Hundred and Fifty Million Dollars ($250,000,000) per occurrence and annual aggregate
(ii)    coverage for non-certified acts of terrorism with a limit not less than One Hundred and Fifty Million Dollars ($150,000,000) per occurrence and annual aggregate.

(h)    Environmental Liability. Clean-up and Third-party bodily injury and property damage liability, including “mold”, with limits of Ten Million Dollars ($10,000,000) per occurrence and Twenty Million Dollars ($20,000,000) policy aggregate.
(i)    General Requirements. The following requirements apply to the policies required by this Section:
(i)    The Company and each title-holding entity shall be a “named insured” and each Member shall be an “additional insured.”
(ii)    Policies are to be underwritten by insurance companies with “Best's Key Rating Guide” rating of A- or better and financial size of VII or greater.

(j)    Maintenance and Evidence of Insurance. Immediately upon execution of this Agreement, at all times during the term of the Company, and following the termination of the Company, the Manager shall maintain and provide the Members with current certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section. The Manager shall endeavor to provide certificates of insurance to the Members upon renewal, cancellation, termination or material change in coverage. The Manager shall immediately notify the Members in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. The Manager shall provide certified copies to the Members on request of all insurance policies called for hereunder.
1.02    Manager Policies. The Manager shall, at its own expense, carry the following policies. Upon request, the Manager shall provide to the Management Committee a current certificate of insurance evidencing that such insurance is in effect.
(a)    Workers Compensation Coverage as required by Law on all of its employees. Such coverage shall be maintained as required by applicable statutes and shall include employer's liability coverage of at least One Million Dollars ($1,000,000).
(b)    Employment Practices Liability, with limits of Ten Million Dollars ($10,000,000) per claim and annual aggregate and a deductible of not more than One Hundred Thousand Dollars ($100,000). The policy shall be extended to include Third Party Liability.
(c)    Real Estate Professional Liability (Errors and Omissions), with limits of Ten Million Dollars ($10,000,000) per claim and annual aggregate and a deductible of not more than One Hundred Thousand Dollars ($100,000).
(d)    Comprehensive Crime: Coverage with a per claim limit of Two Million Dollars ($2,000,000) aggregate and a deductible of no more than One Hundred Fifty Thousand Dollars ($150,000).
1.03    Contractors' Policies. The Manager shall require each Project's general contractor to obtain and maintain at all times during performance of ground up development and/or ground up construction work for the Company an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of Thirty Million Dollars ($30,000,000) per occurrence, on which the Company is named as an additional insured for both ongoing and completed operations. The Manager shall also require that each Project's subcontractors obtain and maintain at all times during performance of work for the Company an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of Two Million Dollars ($2,000,000) per occurrence, on which the Company is named as an additional insured for both ongoing and completed operations. In addition, the Manager shall require that each Project's general contractor and all subcontractors carry workers compensation coverage as required by Law.
1.04    Project Services Agreements Policies. The Manager shall, at its own expense, or at the expense of the applicable entity providing the services under the following Project Services Agreements, carry or cause to be carried the following policies (the limits and requirements are applicable to each Project, on a Project by Project basis):
(a)    Construction Services Agreement:

(i)    Professional Liability (Errors and Omissions) with limits of One Million Dollars ($1,000,000) per occurrence and annual aggregate from each construction manager, architect, engineer and other design professionals for each Project.
(ii)    For any ground-up construction project with construction costs in excess of Fifty Million Dollars an Owner's Protective Professional Liability (OPPL) policy with limits of Five Million Dollars ($5,000,000).
The following requirements apply to the policies required by this Section 1.04(a): (1) the applicable Title Holding Subsidiary shall be a “named insured” on any policy provided under (a)(ii) on a form acceptable to the applicable Title Holding Subsidiary; (2) a maximum deductible of not more than Fifty Thousand Dollars ($50,000) unless approved by the management committee; and (3) policies are to be underwritten by insurance companies with “Best's Key Rating Guide” rating of A- or better and financial size of VII or greater. At all times during the term of this Agreement, and following the termination of this Agreement, Manager shall maintain and provide the applicable Title Holding Subsidiary with certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section 1.04(a). The Property Manager shall request from the insurance carrier an endorsement as evidence of notice of cancellation and provide to the certificate holder. The Manager shall immediately notify the Investor in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. Certified copies of all insurance policies called for hereunder shall be provided by Manager to Investor upon request.
(b)    Property Management Agreement. The following shall apply to each property Manager under the Property Management Agreement unless TPG Services is not the Property Manager in which case the limits shall be Two Million Dollars ($2,000,000) each for Property Management Errors & Omissions and Employment Practices Liability:
(i)    The insurance coverages listed in Section 1.02(a), (b) and (c) of this Exhibit.
(ii)    General Liability Insurance and Automobile liability Insurance, each with limits of Two Million Dollars ($2,000,000) each occurrence / Two Million Dollars ($2,000,000) annual aggregate. The applicable Title Holding Subsidiary shall be an “additional insured” pursuant to an ISO form acceptable to the applicable Title Holding Subsidiary; the following language or its equivalent shall appear in the policy: “It is hereby understood and agreed that this policy is primary and noncontributing with any other valid and collectible insurance.”
The following requirements apply to the policies required by this Section 1.04(b): Policies are to be underwritten by insurance companies with “Best's Key Rating Guide” rating of A- or better and financial size of VII or greater. At all times during the term of this Agreement, and following the termination of this Agreement, Manager shall maintain and endeavor to provide the applicable Title Holding Subsidiary with certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section 1.04(b). The Property Manager shall request from the insurance carrier an endorsement as evidence of notice of cancellation and provide to the certificate holder.

The Manager shall immediately notify the Investor in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. Certified copies of all insurance policies called for hereunder shall be provided by Manager to Investor upon request.

(c)    Leasing Agreement and/or Exclusive Sale Agreement. The following shall apply to each leasing agent under the Leasing Agreement:
(i)    Professional Liability (Errors and Omissions) with limits of Five Million Dollars ($5,000,000) per occurrence and annual aggregate.
(ii)    General Liability Insurance and Automobile liability Insurance, each with limits of Two Million Dollars ($2,000,000) each occurrence / Two Million Dollars ($2,000,000) annual aggregate. The applicable Title Holding Subsidiary shall be an “additional insured” pursuant to an ISO form acceptable to the applicable Title Holding Subsidiary; the following language or its equivalent shall appear in the policy: “It is hereby understood and agreed that this policy is primary and noncontributing with any other valid and collectible insurance.”
The following requirements apply to the policies required by this Section 1.04(c): Policies are to be underwritten by insurance companies with “Best's Key Rating Guide” rating of A- or better and financial size of VII or greater. At all times during the term of this Agreement, and following the termination of this Agreement, Manager shall maintain and endeavor to provide the applicable Title Holding Subsidiary with certificates of insurance evidencing current policies of insurance to be in place for all insurance required to be carried under this Section 1.04(c). The Property Manager shall request from the insurance carrier an endorsement as evidence of notice of cancellation and provide to the certificate holder. The Manager shall immediately notify the Investor in writing if it receives a notice of cancellation under any policy of insurance called for in this Section. Certified copies of all insurance policies called for hereunder shall be provided by Manager to Investor upon request.

EXHIBIT M-1

PROJECTS

1.    Frost Bank Tower
2.    300 West, 6th Street
3.    San Jacinto Center
4.    One Congress Plaza
5.    One American Center
6.    Park 22
7.    Westech 360
8.    Great Hills Plaza

EXHIBIT M-2

OWNERSHIP STRUCTURE

[SEE ATTACHED]

Madison
TPG, LP
33.333%
66.667%
TPG Austin Partner, LLC
CalSTRS
50%
50%
TPG/CalSTRS Austin, LLC
100%
TPG-Austin Portfolio Holdings LLC (Delaware) [10 series memberships]
100%
100%
100%
100%
100%
TPG-401 Congress Mezzanine LLC
TPG-300 West 6th Street Mezzanine LLC
TPG-San Jacinto Center Mezzanine LLC
TPG-One Congress Plaza Mezzanine LLC
TPG-One American Center Mezzanine LLC [converted LP]
100%
100%
100%
100%
100%
100%
100%
100%
TPG-401 Congress LLC
TPG-300 West 6th Street LLC
TPG-San Jacinto Center LLC
TPG-One Congress Plaza LLC
TPG-One American Center LLC
TPG-Park 22 LLC
TPG-Westech 360 LLC
TPG-Great Hills Plaza LLC
Frost Bank Tower
300 West 6th Street
San Jacinto Center
One Congress Plaza
One American Center
Park 22
Westech 360
Great Hills Plaza